UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.   )

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Pandora Media, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Pandora Media, Inc.

2101 Webster Street, Suite 1650

Oakland, CA 94612

(510) 451-4100

Dear Stockholder:

We cordially invite you to attend the Pandora Media, Inc. Annual Meeting of Stockholders, which will be held on June 6, 2012 at the Waterfront Hotel, 10 Washington Street, Oakland, California 94607 at 2:05 p.m. Pacific Time. Doors open at 1:30 p.m. Pacific Time. The attached Notice of Annual Meeting of Stockholders and Proxy Statement contain details of the business to be conducted at the Annual Meeting. At the Annual Meeting, stockholders will vote on a number of important matters.

Our Fiscal Year 2012 Annual Report to Stockholders includes our audited financial statements for the year ended January 31, 2012, along with a discussion and analysis of our financial results. Please take the time to review our Fiscal Year 2012 Annual Report and to read carefully each of the proposals described in the attached Proxy Statement.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to promptly vote and submit your proxy via the Internet, by phone, or if you have elected to receive printed proxy materials by signing, dating, and returning the enclosed proxy card in the enclosed envelope. If you decide to attend the Annual Meeting, you may vote in person. Please see the sections “If I am a stockholder of record of Pandora shares, how do I vote?” and “If I am the beneficial owner of Pandora shares held in street name, how do I vote?” in the Proxy Statement for additional instructions on how to vote your shares.

You may submit questions in advance of the Annual Meeting by email to shareholder@pandora.com, and we will respond to as many inquiries as time allows.

We will be using the “Notice and Access” method of providing proxy materials to stockholders via the Internet. This process will provide stockholders with a convenient and quick way to access the proxy materials and vote, while allowing us to conserve natural resources and reduce the costs of printing and distributing the proxy materials. We will mail on or about April 25, 2012 to many of our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and our 2012 Annual Report, including our Annual Report on Form 10-K, and vote electronically via the Internet. This notice will also contain instructions on how to receive a paper copy of your proxy materials. All stockholders who do not receive a notice will receive a paper copy of the proxy materials by mail or an electronic copy of the proxy materials by email.

We will provide a live webcast of the Annual Meeting from the Pandora Investor Relations website at http://investor.pandora.com. A transcript along with the audio of the entire Annual Meeting will be available on the Investor Relations website after the meeting. We hope this webcast will allow those of you who are unable to attend the Annual Meeting in person to hear Pandora executives discuss the fiscal 2012 results. In addition, we make available at our Investor Relations website free of charge a variety of information for investors. Our goal is to maintain the Investor Relations website as a portal through which investors can easily find or navigate to pertinent information about us.

On behalf of the Board of Directors, thank you for your continued support and ownership of Pandora Media, Inc.

Respectfully,

/s/ Joe Kennedy
Joe Kennedy
Chairman and Chief Executive Officer
April 25, 2012

Pandora Media, Inc.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 6, 2012

TO OUR STOCKHOLDERS:

The 2012 annual meeting of stockholders of Pandora Media, Inc. will be held on June 6, 2012, beginning at 2:05 p.m. Pacific Time, at the Waterfront Hotel, 10 Washington Street, Oakland, California 94607, for the following purposes:

1.	To elect two Class I directors to serve until our 2015 annual meeting of stockholders or until their respective successors are duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year;

3.	To approve, by an advisory vote, compensation of our named executive officers for the fiscal year ended January 31, 2012 (“fiscal 2012”);

4.	To recommend, by an advisory vote, the frequency of future stockholder advisory votes on the compensation of our named executive officers;

5.	To approve the Internal Revenue Code Section 162(m) performance criteria and award limits of our 2011 Equity Incentive Plan; and

6.	To transact such other business as may properly come before the annual meeting or any postponement or adjournment thereof.

These items of business are more fully described in the proxy statement accompanying this notice. Our board of directors has fixed the close of business on April 11, 2012 as the record date for determination of the stockholders entitled to notice of, and to vote at, the annual meeting and any postponements or adjournments of the meeting.

We will mail to our stockholders of record and beneficial owners on or about April 25, 2012 a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and our 2012 Annual Report, including our Annual Report on Form 10-K for fiscal 2012, via the Internet and vote online. The Notice of Internet Availability of Proxy Materials also contains instructions on how you can receive a paper copy of the proxy materials.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on June 6, 2012: This proxy statement, along with our 2012 Annual Report, including our Annual Report on Form 10-K for fiscal 2012, are available on the following website: http://investor.pandora.com in the “Annual Report and Proxy” section.

All stockholders are cordially invited to attend the annual meeting in person. However, to assure your representation at the meeting, please vote as soon as possible.

By Order of the board of directors,

/s/ Delida Costin
Delida Costin
Senior Vice President, General Counsel and Secretary

Oakland, California

April 25, 2012

Pandora Media, Inc.

2101 Webster Street, Suite 1650

Oakland, CA 94612

(510) 451-4100

PROXY STATEMENT FOR 2012 ANNUAL MEETING OF STOCKHOLDERS

The enclosed proxy is solicited on behalf of the board of directors of Pandora Media, Inc. (“Pandora”) for use at our 2012 annual meeting of stockholders, or at any postponement or adjournment of the meeting.

These proxy solicitation materials are first being made available on or about April 25, 2012, together with our Annual Report on Form 10-K for the fiscal year ended January 31, 2012 (“Annual Report”), to all stockholders of record at the close of business on April 11, 2012.

ABOUT THE MEETING

When and where is the meeting being held?

Our annual meeting of stockholders for 2012 is being held on June 6, 2012 beginning at 2:05 p.m. Pacific Time at the Waterfront Hotel, 10 Washington Street, Oakland, CA 94607.

What is the purpose of the annual meeting?

At our 2012 annual meeting, stockholders will act on the matters outlined in the notice of annual meeting on the cover page of this proxy statement, namely,

•	the election of two Class I directors to serve until our 2015 annual meeting of stockholders or until their respective successors are duly elected and qualified;

•	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year;

•	the approval, by an advisory vote, of the fiscal 2012 compensation of our named executive officers;

•	the recommendation, by an advisory vote, of the frequency of future stockholder advisory votes on the compensation of our named executive officers;

•	the approval of the Internal Revenue Code Section 162(m) performance criteria and award limits of our 2011 Equity Incentive Plan; and

•	any other matters that may properly be presented at the annual meeting.

Who is entitled to notice of and to vote at the meeting?

You are entitled to receive notice of and to vote at our annual meeting (and any postponements or adjournments of the meeting) if our records indicate that you owned shares of our common stock at the close of business on April 11, 2012, the record date for the meeting. At the close of business on that date, 166,375,556 shares of our common stock were outstanding and entitled to vote. You are entitled to one vote for each share held and you may vote on each matter to come before the meeting.

Why did I receive a notice in the mail regarding Internet availability of proxy materials instead of a paper copy of printed materials?

We are permitted to furnish proxy materials, including this proxy statement and our Annual Report, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. On or about April 25, 2012, we will mail to our stockholders of record and beneficial owners a Notice of Internet

Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our Annual Report via the Internet and vote online. As a result, you will not receive a printed copy of the proxy materials in the mail unless you request a copy. All stockholders will have the ability to access the proxy materials on a website referred to in the Notice and may request a printed set of the proxy materials by mail or electronically from such website. If you would like to receive a printed or electronic copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice. By participating in the e-proxy process, we will save money on the cost of printing and mailing documents to you and reduce the impact of our annual stockholders’ meetings on the environment.

What is the difference between holding shares as a stockholder of record and as a beneficial owner of shares held in “street name”?

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the stockholder of record with respect to those shares, and the Notice will be sent directly to you. As our stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the annual meeting. We have enclosed a proxy card for your vote.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice will be forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting unless you request, complete and deliver the proper documentation provided by your broker, bank or other holder of record and bring it with you to the meeting.

What is “householding” and how does it affect me?

The Securities and Exchange Commission (the “SEC”) has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Pandora stockholders may be “householding” our proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or us that you no longer wish to participate in “householding.”

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, you may (1) notify your broker, (2) direct your written request to: Pandora Media, Inc., 2101 Webster Street, Suite 1650, Oakland, California 94612, Attention: Investor Relations or (3) contact our Investor Relations department by telephone at (510) 842-6960. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.

If I am a stockholder of record of Pandora shares, how do I vote?

If you are a stockholder of record, you may vote in person at the annual meeting or by proxy on the Internet, by telephone or by mail, all as described below. We recommend that you vote by proxy even if you plan to attend the annual meeting so that your vote will be counted even if you later decide not to attend the meeting. You can always change your vote at the meeting. The Internet and telephone voting procedures are designed to authenticate stockholders and to allow you to confirm that your instructions have been properly recorded. If you vote by telephone or on the Internet, you do not need to return a written proxy card by mail. The Internet and telephone voting facilities will close at 11:59 p.m., Pacific Time, on June 5, 2012.

By Internet: You may submit your proxy over the Internet by going to www.proxyvote.com and completing an electronic proxy card in accordance with the instructions provided on the proxy card or in the Notice.

By Telephone: You may submit your proxy by telephone in accordance with the instructions provided on the proxy card or in the Notice.

By Mail: If you have elected to receive printed proxy materials, you may choose to vote by mail by marking your proxy card, dating and signing it and returning it in the postage-paid envelope provided by following the instructions on the proxy card. If the envelope is missing, please mail your completed proxy card to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Please allow sufficient time for mailing if you decide to vote by mail.

In Person: You may vote in person at the annual meeting. We will give you a ballot when you arrive.

If I am the beneficial owner of Pandora shares held in street name, how do I vote?

If you are a beneficial owner of shares held in street name, you may vote in person at the annual meeting or by proxy on the Internet, by telephone or by mail, by following the voting instructions you will receive from the holder of record, which is the brokerage firm, bank, broker dealer, or other similar organization holding your shares. You must follow these voting instructions to vote your shares. If you wish to vote in person at the annual meeting, you must obtain a legal proxy from the holder of record.

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the proxy is exercised at the meeting. If you are a stockholder of record of Pandora shares, you may change your vote by submitting another proxy on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the meeting will be counted), or by signing and returning a new proxy card with a later date, or by attending the annual meeting and voting in person. Your attendance at the annual meeting will not automatically revoke your proxy unless you vote again at the meeting or specifically request in writing that your prior proxy be revoked by providing a written notice of revocation to our Corporate Secretary at Pandora Media, Inc., 2101 Webster Street, Suite 1650, Oakland, California 94612, Attention: Corporate Secretary. If you are a beneficial owner of Pandora shares, you may change your vote by submitting new voting instructions to the holder of record following the instructions they provided or, if you have obtained a legal proxy from the holder of record giving you the right to vote your shares, by attending the annual meeting and voting in person.

What if I don’t give specific voting instructions?

Stockholders of Record: If you are a stockholder of record and you indicate that you wish to vote as recommended by our board of directors, or you return a signed proxy card but do not specify how you wish to vote, then your shares will be voted “FOR” all of the director nominees; “FOR” Proposals 2, 3 and 5; and “THREE YEARS” for Proposal 4. If you indicate a choice with respect to any matter to be acted upon on your proxy card, your shares will be voted in accordance with your instructions on such matter.

Beneficial Owner of Pandora Shares Held in Street Name: If you are a beneficial owner of Pandora shares held in street name and do not provide the organization that holds your shares with voting instructions, your broker or other nominee will vote your shares only on those proposals on which it has discretion to vote; if your broker or nominee does not have discretion to vote, your returned proxy will be considered a “broker non-vote.”

Broker non-votes will be considered as represented for purposes of determining a quorum but are not counted for purposes of determining the number of votes cast with respect to a particular proposal. Your broker or nominee does not have discretion to vote your shares on the non-routine matters such as the election of directors (Proposal 1), advisory votes on the compensation of our named executive officers (Proposal 3), the frequency of future stockholder advisory votes on the compensation of our named executive officers (Proposal 4) and the approval of the Internal Revenue Code Section 162(m) performance criteria and award limits of our 2011 Equity Incentive Plan (Proposal 5). However, we believe your broker or nominee does have discretion to vote your shares on routine matters such as the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm (Proposal 2).

What constitutes a quorum?

The meeting will be held if a majority of the shares of common stock issued and outstanding on the record date are present at the meeting, either in person or by proxy. This is called a quorum for the transaction of business. At the record date, there were 166,375,556 shares of common stock issued and outstanding. Accordingly, the presence of the holders of common stock representing at least 83,187,779 shares will be required to establish a quorum.

Your shares will be counted for purposes of determining if there is a quorum if you properly cast your vote in person at the meeting, electronically or telephonically, or a proxy card has been properly submitted by you or on your behalf. Votes “for” and “against,” and proxies received but marked as “abstentions” and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum.

What vote is required to approve each item?

Proposal 1. Directors are elected by a plurality of votes cast. This means that the two nominees receiving the highest number of affirmative votes of the shares of common stock present in person or represented by proxy and entitled to vote on the item will be elected as the Class I directors.

Proposals 2, 3 and 5. The affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the item will be required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year (Proposal 2), to approve, by an advisory vote, the compensation of our named executive officers (Proposal 3) and to approve the Internal Revenue Code Section 162(m) performance criteria and award limits of our 2011 Equity Incentive Plan. If any other matter is properly submitted to the stockholders at the annual meeting, its adoption generally will require the affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on that matter.

Proposal 4. The board of directors will consider the frequency of the stockholder vote receiving the greatest number of votes cast by shares of our common stock that are present or represented by proxy and entitled to vote on this matter to be the frequency recommended by our stockholders.

Your votes on Proposals 3 and 4 are advisory, which means that the results are non-binding on Pandora, the board of directors and its committees. Although non-binding, the board of directors and its committees value the opinions of our stockholders and will review and consider the voting results when making future decisions regarding the compensation of our named executive officers and the frequency of future stockholder advisory votes on the compensation of our named executive officers.

How are abstentions and broker non-votes treated?

In accordance with Delaware law, only votes cast “for” a matter constitute affirmative votes. A properly executed proxy marked “abstain” with respect to any matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Abstentions will have the same effect as negative votes for Proposals 2, 3 and 5.

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon, including the election of directors (Proposal 1), the advisory votes on the compensation of our named executive officers (Proposal 3), the frequency of stockholder votes on the compensation of our named executive officers (Proposal 4) and the approval of the Internal Revenue Code Section 162(m) performance criteria and award limits of our 2011 Equity Incentive Plan (Proposal 5). Thus, if you do not give your broker or nominee specific instructions with respect to a non-discretionary matter, your shares will not be voted on such matter and will not be counted as shares entitled to vote on such matter. However, shares represented by such “broker non-votes” will be counted in determining whether there is a quorum. As “broker non-votes” are not considered entitled to vote on the item they will have no effect on the outcome other than reducing the number of shares present in person or by proxy and entitled to vote on the item from which a majority is calculated.

What are the recommendations of the board of directors?

Our board of directors recommends that you vote:

“FOR” the election of the two Class I director nominees;

“FOR” ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2013;

“FOR” approval of the compensation of the named executive officers;

“THREE YEARS” with respect to the frequency of a stockholder vote on the compensation of our named executive officers; and

“FOR” approval of the Internal Revenue Code Section 162(m) performance criteria and award limits of our 2011 Equity Incentive Plan.

Who will count the vote?

Broadridge Financial Solutions, Inc. will act as the inspector of elections and will tabulate the votes.

When will the voting results be announced?

Preliminary voting results will be announced at the annual meeting and final results will be published in a Current Report on Form 8-K filed within four business days after the annual meeting.

Is Pandora paying the cost of this proxy solicitation?

We will pay the costs of printing, mailing and distributing these proxy materials and soliciting votes. We may request banks and brokers and other custodians, nominees and fiduciaries to solicit their customers who own our shares and will reimburse them for their reasonable out-of-pocket expenses. Our employees, directors, officers and others may solicit proxies on our behalf, personally or by telephone, without additional compensation.

Is the annual meeting being webcast?

Yes. If you choose to listen to the webcast, go to the “Event Calendar” section of our Investor Relations website (http://investor.pandora.com) before the meeting time, and follow the instructions for downloading the webcast. If you miss the annual meeting, you can listen to a re-broadcast of the webcast through Friday, July 6, 2012.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE AS SOON AS POSSIBLE.

PROPOSAL NO. 1

ELECTION OF CLASS I DIRECTORS

Recommendation of the Board of Directors

The board of directors recommends that you vote “FOR” the election of each of the nominated directors as described below.

Class I Director Nominees

Our certificate of incorporation currently provides for a board of directors divided into three classes, designated Class I, Class II and Class III. The two Class I directorships are up for election at the 2012 annual meeting of stockholders. Each person elected as a Class I director at the annual meeting of stockholders will serve a three-year term expiring on the date of the 2015 annual meeting of stockholders or until their respective successors have been duly elected and qualified.

Our board of directors has nominated Robert Kavner and David Sze for election at the 2012 annual meeting of stockholders.

The nominees were selected by the board of directors upon the recommendation of the nominating and corporate governance committee. Each of the nominees has a long record of integrity, a strong professional reputation and a record of entrepreneurial or managerial achievement. The specific experience, qualifications, attributes and skills of each nominee that led the board to conclude that the individual should serve as a director are described in each nominee’s biography below.

Required Vote

Directors are elected by a plurality of the votes cast, and the two nominees who receive the most votes will be elected as Class I directors. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election.

Nominees for Election as Class I Directors (Terms Expiring on the Date of the 2015 Annual Meeting of Stockholders)

Robert Kavner	Director since March 2004

David Sze	Director since May 2009

Continuing Class II Directors (Terms Expiring on the Date of the 2013 Annual Meeting of Stockholders)

James M.P. Feuille	Director since October 2005

Peter Gotcher	Director since September 2005

Barry McCarthy	Director since January 2011

Continuing Class III Directors (Terms Expiring on the Date of the 2014 Annual Meeting of Stockholders)

Peter Chernin	Director since January 2011

Joseph Kennedy	Director since July 2004

Tim Westergren	Director since January 2000

Set forth below is each director’s and each director nominee’s name and age as of the record date and his or her principal occupation, business history and public company directorships held during the past five years.

Peter Chernin, age 60, has served on our board of directors since January 2011. Mr. Chernin currently owns and runs Chernin Entertainment, which produces motion pictures and television programs, and The Chernin Group, which pursues strategic opportunities in media, technology and entertainment. From 1996 to 2009, Mr. Chernin held various positions at News Corporation, most recently as president and chief operating officer, and as chairman and chief executive officer of The Fox Group, a subsidiary of News Corporation, where he oversaw the global operations of the company’s film, television, satellite, cable and digital media businesses. Prior to that, Mr. Chernin headed Twentieth Century Fox Filmed Entertainment and, earlier, the Fox Broadcasting Company. Prior to joining News Corporation, Mr. Chernin served as president and chief operating officer of Lorimar Film Entertainment, a television production company. Mr. Chernin currently serves on the board of directors of American Express, a diversified financial services company, and has previously served on the boards of directors of various companies in the media industry and the tech industry, including News Corporation, Fox Entertainment Group, Gemstar-TV Guide International, E*Trade and DIRECTV. Mr. Chernin holds a Bachelor of Arts in English Literature from the University of California at Berkeley. We believe that Mr. Chernin is qualified to serve on our board of directors due to his operating and management experience at a global media corporation, his expertise in online and mobile markets and other new technologies, and his service on the boards of directors of a range of public and private companies.

James M. P. Feuille, age 54, has served on our board of directors since October 2005. Mr. Feuille currently serves as a general partner with Crosslink Capital, an investment and venture capital management company, where he focuses on investments in digital media, internet services, and software and business services. Mr. Feuille has been affiliated with Crosslink Capital since November 2002 and has been a general partner since January 2005. Prior to joining Crosslink Capital, Mr. Feuille served as global head of technology investment banking at UBS Warburg, a business group of a global financial services firm, chief operating officer at Volpe Brown Whelan & Company, and head of technology investment banking at Robertson Stephens & Company. Mr. Feuille currently serves on the boards of directors of a number of privately-held companies. Mr. Feuille holds a Bachelor of Arts degree in Chemistry from Dartmouth College and a Juris Doctor degree and a Master of Business Administration from Stanford University. We believe that Mr. Feuille is qualified to serve on our board of directors due to his experience with the venture capital industry and a wide variety of internet and technology companies, as well as the perspective he brings as an affiliate of one of our major stockholders.

Peter Gotcher, age 52, has served on our board of directors since September 2005. Mr. Gotcher is an independent private investor focusing on investments in digital media technology companies. Mr. Gotcher was a venture partner with Redpoint Ventures, a private investment firm from September 1999 to June 2002. Prior to that, Mr. Gotcher was a venture partner with Institutional Venture Partners, a private investment firm, from 1997 to September 1999. Mr. Gotcher founded Digidesign, a manufacturer of digital audio workstations, and served as its president, chief executive officer and chairman of the board of directors of from 1984 to 1995. Digidesign was acquired by Avid Technology, a media software company, in 1995 and Mr. Gotcher served as the general manager of Digidesign and executive vice president of Avid Technology from January 1995 to May 1996. Mr. Gotcher currently serves as executive chairman of the board of directors of Dolby Laboratories and serves on the boards of directors of a number of privately-held companies. Mr. Gotcher holds a Bachelor of Arts degree in English literature from the University of California at Berkeley. We believe that Mr. Gotcher should serve on our board of directors due to his broad understanding of the operational, financial and strategic issues facing public companies and his background providing guidance and counsel to companies in the digital media industry.

Robert Kavner, age 68, has served on our board of directors since March 2004 and as lead independent director since March 2010. Since 1995, Mr. Kavner has been an independent venture capital investor focusing on investments in technology companies. From January 1996 through December 1998, Mr. Kavner served as president and chief executive officer of On Command Corporation, a provider of on-demand video systems for the hospitality industry. From 1984 to 1994, Mr. Kavner held several senior management positions at AT&T, a provider of telecommunications services, including senior vice president, chief financial officer and chief executive officer of Multimedia Products and Services Group and chairman of AT&T Venture Capital Group. Mr. Kavner also served as a member of AT&T’s executive committee. Mr. Kavner served on the board of directors of Earthlink, an internet service provider, from 2001 to 2008, and currently serves on the boards of directors of a number of privately-held companies. Prior to joining AT&T, Mr. Kavner was a partner of PricewaterhouseCoopers. Mr. Kavner received a Bachelor of Arts degree in business management from Adelphi University. We believe that Mr. Kavner is qualified to serve on our board of directors due to his extensive background in and experience with technology companies, his service on the boards of directors of a range of public and private companies and his background in public accounting.

Joseph Kennedy, age 52, has served as our chief executive officer and president, as well as a member of our board of directors, since July 2004 and as chairman of our board of directors since August 2005. From 1999 to 2004, Mr. Kennedy served as president and chief operating officer of E-LOAN, an online financial services company. Prior to that, Mr. Kennedy served in various positions in sales and marketing at Saturn Corporation, an automobile manufacturer, most recently as the vice president of sales, service and marketing from 1995 to 1999. Mr. Kennedy holds a Bachelor of Science degree in electrical engineering and computer science from Princeton University and a Master of Business Administration from Harvard Business School. We believe that Mr. Kennedy is qualified to serve on our board of directors due to the perspective, experience and operational expertise he brings as our chief executive officer and his background in the internet industry.

Barry McCarthy, age 58, has served on our board of directors since January 2011. Mr. McCarthy is currently an executive advisor at Technology Crossover Ventures, a venture capital firm that focuses on information technology. Prior to joining Technology Crossover Ventures, Mr. McCarthy served as the chief financial officer of Netflix, an on-demand online video rental and streaming service, from April 1999 to December 2010 and as its secretary from May 1999 to June 2007. From January 1993 to December 1999, Mr. McCarthy was senior vice president and chief financial officer of Music Choice, a music programming service distributed over direct broadcast satellite and cable systems. From June 1990 to December 1992, Mr. McCarthy was managing partner of BMP Partners, a financial consulting and advisory firm. From 1982 to 1990, Mr. McCarthy was an associate, vice president and director with Credit Suisse First Boston, an investment banking firm. McCarthy currently serves on the boards of directors of several privately held companies. Mr. McCarthy holds a Bachelor of Arts degree from Williams College and a Master of Business Administration from The Wharton School of Business at the University of Pennsylvania. We believe that Mr. McCarthy is qualified to serve on our board of directors due to his extensive background in technology companies and his financial expertise through his service as a chief financial officer.

David Sze, age 46 has served on our board of directors since May 2009. Mr. Sze currently serves as a partner with Greylock Partners, a private investment firm, where his investment focuses include consumer internet and service, media convergence, wireless data and technology-assisted marketing services. Before joining Greylock in 2000, Mr. Sze was senior vice president of product strategy at Excite and then Excite@Home, an internet portal company. As an early employee at Excite, Mr. Sze also held roles as general manager of Excite.com and vice president of content and programming for the Excite Network. Prior to that, Mr. Sze was in product marketing and development at Electronic Arts and Crystal Dynamics, respectively. He started his career in management consulting for Marakon Associates and The Boston Consulting Group, and also spent time at HBO. Mr. Sze currently serves on the board of directors of LinkedIn Corporation, a professional social networking internet service, and serves on the boards of directors of several private companies. Mr. Sze holds a Bachelor of Arts degree from Yale University and a Master of Business Administration from Stanford University. We believe that Mr. Sze is qualified to serve as a director on our board of directors due to his extensive background and operational experience with internet and technology companies.

Tim Westergren, age 46, one of our founders, served as our chief creative officer and treasurer from February 2000 to May 2002, and as our chief executive officer and president from May 2002 to July 2004, when he assumed his current role as our chief strategy officer. He has served as a member of our board of directors from the company’s inception. Prior to founding our company, Mr. Westergren worked as an independent musician, composer and record producer and has over 20 years of experience in the music industry. Mr. Westergren holds a Bachelor of Arts degree from Stanford University, where he studied computer acoustics and recording technology. We believe that Mr. Westergren is qualified to serve on our board of directors based on his historic knowledge of our company as one of our founders, the continuity he provides on our board of directors, his strategic vision for Pandora and his background in technology and music.

BOARD OF DIRECTORS

Board Composition

Our business and affairs are managed under the direction of our board of directors. The current members of the board of directors are Joseph Kennedy, Peter Chernin, James M. P. Feuille, Peter Gotcher, Robert Kavner, Barry McCarthy, David Sze and Tim Westergren.

Our board of directors is divided into three classes with staggered three-year terms. Only one class of directors is elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Our directors are divided among the three classes as follows:

•	the Class I directors are Messrs. Kavner and Sze, and their terms will expire at the annual meeting of stockholders to be held in 2012;

•	the Class II directors are Messrs. Feuille, Gotcher and McCarthy, and their terms will expire at the annual meeting of stockholders to be held in 2013; and

•	the Class III directors are Messrs. Chernin, Kennedy and Westergren, and their terms will expire at the annual meeting of stockholders to be held in 2014.

Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors.

Board Meetings

The board of directors held eight meetings in fiscal 2012. Under our corporate governance guidelines, directors are expected to be active and engaged in discharging their duties and to keep themselves informed about our business and operations. Directors are expected to attend all meetings of the board of directors and the meetings of each committee on which they serve and to prepare themselves for those meetings. During fiscal 2012, each of our directors attended at least 75% of the total number of meetings of the board of directors and the total number of meetings held by each committee on which such director served. In addition, under our corporate governance guidelines, directors are encouraged, but not required, to attend the annual meeting of stockholders.

Board Committees

Our board of directors currently has three standing committees: the audit committee, the compensation committee and the nominating and corporate governance committee. Each member of these committees is independent as defined by applicable NYSE and SEC rules and each of these committees has a written charter approved by the board of directors. Under our corporate governance guidelines, committee members are appointed by the board of directors based on the recommendation of the nominating and corporate governance committee, except that members of the nominating and corporate governance committee are appointed by the independent members of the board of directors. The current members of the committees are as follows:

Director	Audit	Compensation	Nominating and Corporate Governance
Peter Gotcher	✓		✓(Chair)
Robert Kavner	✓(Chair)	✓	✓
James M. P. Feuille		✓(Chair)	✓
Barry McCarthy	✓

Audit Committee. The primary functions of the audit committee are:

•	overseeing management’s maintenance of the reliability and integrity of our accounting policies and financial reporting and our disclosure practices;

•	overseeing management’s establishment and maintenance of processes to assure that an adequate system of internal control is functioning;

•	reviewing our annual and quarterly financial statements prior to their filing and prior to the release of earnings;

•	serving as a qualified legal compliance committee to review reports of violations of law; and

•	appointing and evaluating the independent registered public accountants and considering and approving any non-audit services proposed to be performed by the independent registered public accountants.

A detailed list of the audit committee’s functions is included in its charter which is available on our Investor Relations website (http://investor.pandora.com) in the “Corporate Governance” section.

The audit committee currently consists of Messrs. Gotcher, Kavner and McCarthy, with Mr. Kavner serving as the committee’s chairperson. Our board of directors has determined that each member of the committee is “independent” as defined under the NYSE listing standards, Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and our corporate governance guidelines, and that each member of the audit committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and the NYSE. Our board of directors has determined that each member of the committee is an audit committee “financial expert,” as that term is defined by the applicable rules of the SEC. The audit committee held seven meetings during fiscal 2012. The Audit Committee Report for fiscal 2012 is included below.

Compensation Committee. The primary functions of the compensation committee are:

•	approving, or recommending to the board of directors, compensation for our executive officers;

•	evaluating the performance of our executive officers;

•	reviewing key employee compensation policies, plans and programs;

•	preparing recommendations and periodic reports to the board of directors concerning these matters; and

•	administering our equity incentive plans.

A detailed list of the compensation committee’s functions is included in its charter which is available on our Investor Relations website (http://investor.pandora.com) in the “Corporate Governance” section.

The compensation committee currently consists of Messrs. Feuille and Kavner, with Mr. Feuille serving as the committee’s chairperson. Our board of directors has determined that each member of the committee is “independent” within the meaning of the NYSE listing standards and our corporate governance guidelines. The compensation committee held nine meetings during fiscal 2012. The Compensation Committee Report for fiscal 2012 is included below. The compensation committee has full authority to determine and approve executive officer compensation. It may delegate some of its authority to a sub-committee but may not delegate authority with respect to executive officer compensation except to an independent committee. For further information about the compensation committee’s process for determining executive compensation, including the role of the compensation committee independent consultant, Frederic W. Cook, see “Compensation Discussion and Analysis” below.

Nominating and Corporate Governance Committee. The primary functions of the nominating and corporate governance committee are:

•	recommending persons to be selected by the board as director nominees and to fill any vacancies on the board of directors;

•	considering and recommending to the board of directors qualifications for directors and policies concerning the term of office of directors and the composition of the board of directors;

•	approving or recommending to the board of directors compensation of non-employee directors; and

•	considering and recommending to the board of directors other actions relating to corporate governance.

A detailed list of the nominating and corporate governance committee’s functions is included in its charter which is available on our Investor Relations website (http://investor.pandora.com) in the “Corporate Governance” section.

The nominating and corporate governance committee currently consists of Messrs. Feuille, Gotcher and Kavner, with Mr. Gotcher serving as its chairperson. Our board of directors has determined that each member of the committee is “independent” within the meaning of the NYSE listing standards and our corporate governance guidelines. The nominating and corporate governance committee held three meetings in fiscal 2012.

Director Compensation

Cash Retainer. During fiscal 2012, our board of directors approved a cash compensation policy whereby each of our non-employee directors received (a) an annual retainer of $30,000 for serving as a member of our board of directors and (b) each of the applicable annual retainers set forth below for serving as a member or as a chair of one or more of the committees of our board of directors, or as our lead independent director.

Position	Annual Retainer ($)
Annual Committee Member Retainers:
Audit Committee	12,500
Compensation Committee	7,500
Nominating and Corporate Governance Committee	5,000
Additional Annual Retainers for Committee Chairs:
Audit Committee	12,500
Compensation Committee	7,500
Nominating and Corporate Governance Committee	5,000
Lead Independent Director	15,000

Equity Awards. During the fiscal year ended January 31, 2012, no non-employee director received any equity awards. Equity awards held by non-employee directors would become vested upon a change in control.

Director Compensation Table. The following table sets forth information concerning the cash and other compensation for our non-employee directors during fiscal 2012. Messrs. Kennedy and Westergren, who are executive officers, did not receive separate compensation for their director service.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Peter Chernin	30,000	—	30,000
James M.P. Feuille	50,000	—	50,000
Peter Gotcher	52,500	—	52,500
Robert Kavner.	82,500	—	82,500
Larry Marcus(2).	—	—	—
Barry McCarthy	42,500	—	42,500
David Sze.	36,250	—	36,250

(1)	As of January 31, 2012, Mr. Kavner held outstanding options to purchase 200,000 shares of our common stock. Mr. Gotcher early exercised options granted in fiscal 2011 and held 108,333 unvested shares as of January 31, 2012. Mr. McCarthy early exercised options granted in fiscal 2011 and therefore held 187,500 unvested shares as of January 31, 2012. Mr. Chernin early exercised options granted in fiscal 2011 and transferred the underlying shares (of which 187,500 shares remained unvested at January 31, 2012) to The Chernin Group. None of the other non-employee directors held any stock options or unvested stock awards at January 31, 2012.
(2)	Mr. Marcus’ resignation from the board of directors was effective on June 20, 2011. He did not receive compensation in 2011.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our board of directors has approved corporate governance guidelines for Pandora, which are available on our Investor Relations website (http://investor.pandora.com) in the “Corporate Governance” section. These corporate governance guidelines establish the practices of our board of directors with respect to:

•	Board composition and size;

•	Director qualifications and responsibilities;

•	Board meetings and agenda, including meetings of non-management directors;

•	Board leadership structure;

•	Board committees;

•	Board member access to management and independent advisors;

•	Director compensation;

•	Director orientation and continuing education;

•	Management evaluation and management succession; and

•	Performance evaluation of the board of directors, its committees and individual directors.

The nominating and corporate governance committee is responsible for overseeing compliance with our corporate governance guidelines, reviewing and reassessing the adequacy of the guidelines at least annually and recommending any proposed changes to our board of directors.

Board Leadership Structure

Our board of directors is committed to strong, independent leadership and believes that objective oversight of management performance is a critical aspect of effective corporate governance. A substantial majority of our board members are independent directors, under NYSE listing standards, SEC rules and our corporate governance guidelines; our standing board committees (audit, compensation and nominating and corporate governance) are comprised solely of and chaired by independent directors; and, our independent directors meet in executive session without management in connection with each regularly scheduled meeting of the board of directors.

Our board of directors is responsible for determining its leadership structure. Currently, the chairman of the board of directors, Mr. Kennedy, also serves as our chief executive officer and president. The board of directors believes that our company and our stockholders are best served by maintaining the flexibility to have any person serve as chairman of the board based on what is in the best interests of our company and our stockholders at a given point in time, and therefore the board of directors does not support placing restrictions on who may serve as its chairman. Our corporate governance guidelines provide that one of our independent directors should serve as a lead independent director at any time when the chief executive officer serves as the chairman of the board, or if the chairman of the board is not otherwise independent. Because Mr. Kennedy is our chairman, chief executive officer and president, the independent members of our board of directors have appointed Mr. Kavner as lead independent director to preside over periodic executive sessions of our independent directors, serve as a liaison between our chairman and the independent directors and perform such additional duties as set forth in our corporate governance guidelines and as our board of directors may otherwise determine and delegate. Mr. Kavner has served as our lead independent director since March 2010.

Our board of directors regularly deliberates and discusses its appropriate leadership structure and the role and responsibilities of the chairman of the board and the lead independent director based upon the needs of our company to provide effective, independent oversight of management performance.

Board’s Role in Risk Oversight

While management is responsible for the day-to-day supervision of risks facing our company, the board of directors, as a whole and through its committees, has the ultimate responsibility for the oversight of risk management. The board of directors’ oversight areas of focus include, but are not limited to succession planning with respect to our chief executive officer and other members of senior management, managing our long-term growth and strategic and operational planning.

The board of directors has delegated to certain committees oversight responsibility for those risks that are directly related to their areas of focus. For example, the audit committee coordinates the board of directors’ oversight of our company’s internal control over financial reporting and disclosure controls and procedures and periodically reports to the board of directors on any issues that arise with respect to the quality or integrity of our financial statements, our compliance with legal or regulatory requirements, the independence and performance of our independent auditor and the performance of the internal audit function. In addition, the compensation committee assists the board of directors in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation programs. The nominating and corporate governance committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks associated with our overall governance practices and the leadership structure of the board of directors (as further described under “Corporate Governance-Board Leadership Structure”). Our board of directors is kept informed of each committee’s risk oversights and other activities via regular reports of the committee chairs to the full board of directors.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee during fiscal 2012 has, at any time, been an officer or employee of Pandora, except that during fiscal 2012, our chief executive officer and president, Mr. Kennedy, served on our compensation committee prior to our initial public offering. During fiscal 2012, none of our executive officers served on the compensation committee or board of any other company whose executive officers serve as a member of our board or compensation committee, and no compensation committee member had any relationship requiring disclosure under Item 404 of Regulation S-K.

Director Independence

As required by the NYSE listing standards and our corporate governance guidelines, a majority of the board of directors is “independent” within the meaning of such standards and guidelines. The board of directors is required to make an affirmative determination at least annually as to the independence of each director. If the director nominees are elected at the 2012 annual meeting of stockholders, the board of directors will continue to be composed of two management directors (Messrs. Kennedy and Westergren) and six independent directors. The board has determined that each of the following six directors is independent (as defined by NYSE listing standards and our corporate governance guidelines): Messrs. Chernin, Feuille, Gotcher, Kavner, McCarthy, and Sze; and that, therefore, all directors who serve on the Audit, Compensation and Nominating and Corporate Governance Committees are independent under the NYSE listing standards.

Under our corporate governance guidelines, executive sessions of independent directors are held in connection with each regularly scheduled meeting of the board of directors and at other times as necessary, and are chaired by the lead independent director. Our independent directors held six executive sessions in fiscal 2012.

Director Nominations

General Criteria and Process

The nominating and corporate governance committee is responsible for identifying, reviewing and evaluating candidates to serve on our board of directors and reports to the board of directors regarding its conclusions and recommendations. In identifying and evaluating director nominees, the nominating and corporate governance committee will consider the membership criteria approved by the board of directors and described below, taking into account potential conflicts of interest, the enhanced independence, financial literacy and financial expertise standards that may be required under applicable SEC regulations, NYSE listing standards or our corporate governance guidelines, as well as the current challenges and needs of the board of directors. In evaluating director nominees, the nominating and corporate governance committee evaluates all candidates under consideration as it deems appropriate.

The nominating and corporate governance committee charter requires that the committee recommend, and that the board of directors approve, criteria for the selection of candidates to the board of directors and its committees. The nominating and corporate governance committee and the board of directors have established the following criteria for board of directors and committee membership:

•	review of each director’s core competencies, independence, level of commitment, qualities, performance and professional responsibilities;

•

the composition of the board of directors and committees in light of the current challenges and needs of the board of directors and its committees, including issues of judgment, diversity, age, skills, background and experience;

•	each director’s tenure and whether new perspectives are adequately represented on the board of directors; and

•	the impact of any change in the principal occupation of existing directors.

The nominating and corporate governance committee does not assign specific weights to particular criteria. Rather, the board of directors believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of judgment, diversity of skills and background, age, prior performance and experience that will allow the board of directors to fulfill its responsibilities.

Stockholder Nominations and Bylaw Procedures

Stockholders may nominate directors for election at our annual meeting of stockholders by following the provisions set forth in our bylaws, including giving timely notice to our Corporate Secretary at Pandora Media, Inc., 2101 Webster Street, Suite 1650, Oakland, California 94612, Attention: Corporate Secretary. The notice must include information specified in our bylaws, including information concerning the nominee that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, and information about the stockholder’s ownership of and agreements related to our stock. The deadline for timely receiving stockholder nominations is disclosed elsewhere in this proxy statement under the caption “Deadline for Receipt of Stockholder Proposals.”

At this time, our nominating and corporate governance committee does not have a formal policy with regard to the consideration of director candidates recommended by stockholders. The board of directors does not believe that a formal policy is merited because the evaluation of potential members of the board of directors is by its nature a case-by-case process based on the composition of the board of directors and the needs and status of our company at the time. Accordingly, the board of directors, or upon delegation, the nominating and corporate governance committee, would consider any such recommendations on a case-by-case basis in their discretion, and, if accepted for consideration, would evaluate any such nominee based on the membership criteria set forth under “Director Nominations-General Criteria and Process” above.

Communications with the Board of Directors

Stockholders and other parties interested in communicating directly with the board of directors or specific members of the board of directors may do so by writing to: Pandora Media, Inc., 2101 Webster St., Suite 1650, Oakland, CA 94612, Attn: General Counsel, noting the name and address of the stockholder on whose behalf the communication is sent and the number of shares of Pandora stock that are owned beneficially by such stockholder as of the date of the communication. Stockholders and other interested parties seeking to communicate directly and confidentially with our company’s independent directors should indicate that the message is intended for the lead independent director.

Pursuant to our stockholder communications policy, a copy which is available on our Investor Relations website (http://investor.pandora.com) in the “Corporate Governance” section, the general counsel reviews all correspondence received by us and addressed to members of the board of directors and submits to the appropriate members of the board of directors all correspondence that, in the opinion of the general counsel, warrants the members’ attention. The general counsel also provides the board of directors a report on a quarterly basis of any stockholder communications received for which the general counsel has determined no response is necessary. The general counsel may also, where the nature of a communication warrants, determine, in his or her judgment, to obtain the more immediate attention of the appropriate committee of the board of directors, a director, an independent advisor or Pandora management.

Code of Business Conduct and Ethics

Our board of directors has adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics is available on our Investor Relations website (http://investor.pandora.com) in the “Corporate Governance” section. We expect that any amendments to the code, or any waivers of its requirements, will be disclosed on our website.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of February 29, 2012 by:

•	each person, or group of affiliated persons, known to us to beneficially own more than five percent of our outstanding shares of common stock;

•	each director and nominee for director;

•	each of the officers named in the Summary Compensation Table below; and

•	all of our directors and executive officers as a group.

In accordance with the rules of the SEC, beneficial ownership includes sole or shared voting or investment power with respect to securities and includes the shares issuable pursuant to stock options that are exercisable within 60 days of the determination date, which in the case of the following table is February 29, 2012. Shares issuable pursuant to stock options are deemed outstanding for computing the percentage of the person holding such options but are not outstanding for computing the percentage of any other person. The percentage of beneficial ownership is based on 164,629,596 shares of common stock outstanding as of February 29, 2012.

Unless otherwise indicated, the address for each listed stockholder is: c/o Pandora Media, Inc., 2101 Webster Street, Suite 1650, Oakland, California, 94612. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as beneficially owned by the person.

	Common Stock
Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Greater than 5% Stockholders:
Entities affiliated with Crosslink Capital, Inc.(2).	34,964,922	21.24
Entities affiliated with Walden Venture Capital(3)	23,964,516	14.56
Entities affiliated with Greylock Partners(4)	21,450,674	13.03
FMR, LLC(5)	17,182,363	10.44
Directors and Named Executive Officers:
Joseph Kennedy(6)	6,282,647	3.68
Steven Cakebread(7)	961,667	*
Thomas Conrad(8)	2,662,399	1.59
Simon Fleming-Wood	3,500	*
John Trimble(9)	959,541	*
Peter Chernin(10)	1,205,414	*
James M. P. Feuille(2)	34,964,922	21.24
Peter Gotcher(11)	1,395,380	*
Robert Kavner(12)	977,220	*
Barry McCarthy(13)	592,862	*
David Sze(4)	21,450,674	13.03
Tim Westergren(14)	5,289,641	3.16
Directors and Officers as a Group (14 persons)(15)	77,919,308	43.75

*	Represents beneficial ownership of less than one percent (1%) of the outstanding common stock.
(1)	Shares shown in the table above include shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account.

(2)	Includes 5,317,653 shares held by Offshore Crosslink Ventures IV Unit Trust, 4,785,135 shares held by Crosslink Crossover Fund IV LP, 16,517,959 shares held by Crosslink Ventures IV LP, 691,025 shares held by Crosslink Ventures IV GmbH & Co. KG, 1,309,582 shares held by Crosslink Bayview IV LLC, and 6,343,568 shares held by Crosslink Crossover Fund V LP, collectively the Crosslink Capital funds. Mr. Feuille, one of our directors, is a managing member of the general partner of the Crosslink Capital funds, and therefore may be deemed to share voting power and investment control over the shares held by these entities. Mr. Feuille disclaims beneficial ownership with respect to shares beneficially owned by the Crosslink Capital funds, except to the extent of his pecuniary interests therein. The address for Crosslink Capital is Two Embarcadero Center, Suite 2200, San Francisco, CA 94111.
(3)

Includes 21,284,040 shares of common stock held by Walden VC II, L.P., 1,830,861 shares held by Walden VC III, LLC and 849,615 shares held by Walden VC SPK, LLC, collectively, the Walden Venture Capital funds. Larry Marcus, Matthew Miller and Arthur Berliner (“Walden Managing Members”) are managing members of the Walden Venture Capital funds and therefore may be deemed to share voting power and investment control over the shares held by these entities. The Walden Managing Members disclaim beneficial ownership with respect to shares beneficially owned by the Walden Venture Capital funds, except to the extent of any pecuniary interest therein. The address for Walden Venture Capital is 750 Battery Street, 7th Floor, San Francisco, CA 94111.

(4)	Includes 18,340,328 shares of common stock held by Greylock XII Limited Partnership, 2,037,813 shares held by Greylock XII-A Limited Partnership and 1,072,533 shares held by Greylock XII Principals LLC, collectively the Greylock Partners funds. Mr. Sze, one of our directors, is a managing member of Greylock XII GP LLC, the sole general partner of Greylock XII Limited Partnership and Greylock XII-A Limited Partnership, and a member of Greylock XII Principals LLC, and therefore may be deemed to share voting power and investment control of the shares held by the Greylock Partners funds. Mr. Sze disclaims beneficial ownership with respect to shares beneficially owned by the Greylock Partners funds, except to the extent of his pecuniary interests therein. William W. Helman and Aneel Bhusri are senior managing members of Greylock XII GP LLC, and therefore may be deemed to share voting power and investment control of the shares held by Greylock XII Limited Partnership and Greylock XII-A Limited Partnership. The address for Greylock Partners is 2550 Sand Hill Road, Menlo Park, CA 94025.
(5)	Based on the most recently available Schedule 13G filed with the SEC on February 14, 2012, Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 17,182,363 shares of common stock. The ownership of one investment company, Fidelity Growth Company Fund, amounted to 12,314,469 shares of common stock. Edward C. Johnson 3d, Chairman of FMR LLC, and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 17,182,363 shares owned by the funds. The sole power to vote or direct the voting of shares beneficially owned by the funds resides with each fund’s board of trustees, which establish written guidelines for Fidelity to carry out. The address for FMR LLC and Fidelity Growth Company Fund is 82 Devonshire Street, Boston, Massachusetts 02109.
(6)	Includes 6,101,664 shares of common stock issuable pursuant to options exercisable within 60 days of February 29, 2012.
(7)	Includes 961,667 shares of common stock issuable pursuant to options exercisable within 60 days of February 29, 2012.
(8)	Includes 2,622,599 shares of common stock issuable pursuant to options exercisable within 60 days of February 29, 2012.
(9)	Includes 959,541 shares of common stock issuable pursuant to options exercisable within 60 days of February 29, 2012.
(10)	Includes 955,414 shares held by Chernin Group Pico Investments and 250,000 shares held by The Chernin Group, LLC. Mr. Chernin, one of our directors, is an affiliate of each of Chernin Group Pico Investments and The Chernin Group, LLC.
(11)	Includes 1,005,380 shares of common stock held by Peter and Marie-Helene Gotcher Family Trust, dated 11/20/08. Mr. Gotcher, one of our directors, is a co-trustee of this trust.

(12)	Includes 104,166 shares of common stock issuable pursuant to options exercisable within 60 days of February 29, 2012, 552,473 shares of common stock held by Kavner Partners, a Delaware Multiple Series Limited Partnership (Series B), 256,847 shares held by Robert M. Kavner and Allyson P. Kavner, Trustees of Kavner Family Trust—u/i dtd. May 17, 1999, 31,867 shares held by Robert M. Kavner, Allyson P. Kavner and Thomas J. Ross, Jr., Trustees of Kathryn Ray Kavner Trust—2000 u/i dtd. March 14, 2000 and 31,867 shares held by Robert M. Kavner, Allyson P. Kavner and Thomas J. Ross, Jr., Trustees of Reed I. Kavner Trust—2000 u/i dtd. March 14, 2000. Mr. Kavner, one of our directors, is an affiliate of each of these trusts. Mr. Kavner disclaims beneficial ownership with respect to all shares beneficially owned by Kavner Partners, a Delaware Multiple Series Limited Partnership (Series B), except to the extent of his pecuniary interests therein.
(13)	Includes 76,600 shares of common stock held in a family trust for which Barry McCarthy, one of our directors, is a trustee. Also includes 11,485 shares of common stock held in a family trust for the benefit of Mr. McCarthy’s son for which Mr. McCarthy is a trustee. Mr. McCarthy disclaims beneficial ownership of the 11,485 shares held in the family trust for the benefit of his son except to the extent of his pecuniary interest therein.
(14)	Includes 2,564,650 shares of common stock issuable pursuant to options exercisable within 60 days of February 29, 2012.
(15)	Includes stock options exercisable for an aggregate of 13,462,121 shares of our common stock within 60 days of February 29, 2012.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who beneficially own more than ten percent of our common stock to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of common stock. Executive officers, directors and ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. As a matter of practice, we generally assist our executive officers and certain directors in preparing initial ownership reports and reporting ownership changes and we typically file these reports on their behalf. Based solely on our review of copies of any Section 16(a) forms received by us or written representations that no other reports were required, we believe that all of our executive officers, directors and ten percent stockholders complied during fiscal 2012 with the reporting requirements of Section 16(a) of the Exchange Act.

MANAGEMENT

Our executive officers and their ages as of the record date and positions are as follows:

Name	Age	Position
Joseph Kennedy	52	Chief Executive Officer, President and Chairman of the Board
Steven Cakebread	60	Chief Financial Officer and Executive Vice President
Thomas Conrad	42	Chief Technical Officer and Executive Vice President, Product
Delida Costin	42	General Counsel, Senior Vice President and Secretary
Simon Fleming-Wood	43	Chief Marketing Officer
Jessica Steel	37	Executive Vice President, Business and Corporate Development
John Trimble	48	Chief Revenue Officer
Tim Westergren	46	Chief Strategy Officer and Director

Joseph Kennedy. See “Proposal No. 1 Election of Class I Directors.”

Steven Cakebread has served as our chief financial officer since March 2010. Prior to joining us, Mr. Cakebread served as the senior vice president, chief financial officer and chief administrative officer at Xactly Corporation, a provider of on-demand sales performance management software, from February 2009 to August 2009, where he was responsible for financial operations, legal, information technology, facilities and human resources. From February 2008 to January 2009, Mr. Cakebread served as the president and chief strategy officer of salesforce.com, a customer relationship management service provider, and as executive vice president and chief financial officer of salesforce.com from May 2002 to February 2008. In his various positions at salesforce.com, Mr. Cakebread was responsible for managing the company’s global financial staff and initiatives and evaluating its software service deliverability. From April 1997 to April 2002, Mr. Cakebread served as senior vice president and chief financial officer at Autodesk, a software company. From April 1992 to April 1997, he was vice president of finance for Silicon Graphics World Trade, a subsidiary of a high-performance computing and data management company. Mr. Cakebread currently serves on the boards of directors of eHealth, SolarWinds and ServiceSource. Mr. Cakebread holds a Bachelor of Science degree in business from the University of California at Berkeley and a Master of Business Administration from Indiana University.

Thomas Conrad has served as our executive vice president of product since December 2010, as our chief technical officer from August 2004 and as our vice president of engineering from June 2004 to August 2004. From December 2000 to June 2004, Mr. Conrad was the vice president of engineering at Kenamea, an enterprise software company. Prior to joining us, Mr. Conrad also held various engineering management positions at several software companies, including Pets.com, Documentum, Relevance Technologies, Berkeley Systems and Apple. Mr. Conrad holds a Bachelor of Science degree in computer engineering from the University of Michigan.

Delida Costin has served as our senior vice president, general counsel and secretary since April 2010. From 2007 to 2010, Ms. Costin maintained a private legal practice, where she worked with public and private companies in the San Francisco Bay Area, including companies in the digital media space. During this period, Ms. Costin also served as an Axiom Attorney at Axiom Global. From 2000 to 2006, Ms. Costin served as assistant general counsel, and from 2006 to 2007 as vice president and assistant general counsel at CNET Networks, a media company, where she focused on legal issues relating to the digital media industry. Prior to that, Ms. Costin was an associate at the law firms of Goodwin Procter and Pillsbury Winthrop Shaw Pittman. During her years of legal practice, Ms. Costin has advised on issues related to compliance, securities law, digital media, privacy, data protection and online advertising. Ms. Costin holds a Juris Doctor degree from Boston University School of Law and a Bachelor of Arts degree from Northwestern University.

Simon Fleming-Wood has served as our chief marketing officer since October 2011. From 2009 to 2011, Mr. Fleming-Wood was the vice president of marketing for the consumer products group at Cisco Systems, a provider of communications and information technology products and services, where he oversaw the worldwide marketing organization for the company’s consumer business and led the development and execution of all integrated marketing efforts. Mr. Fleming-Wood was the founding vice president of marketing at Pure Digital Technologies, a developer of digital imaging solutions, from 2001 to 2009, when Pure Digital Technologies was acquired by Cisco Systems. In that role, Mr. Fleming-Wood was responsible for the creation, development and introduction of the company’s leading product line, Flip Video. Prior to that, Mr. Fleming-Wood held various senior marketing positions at Sega.com, The Learning Company/Mattel and The Clorox Company. Mr. Fleming-Wood holds a Bachelor of Arts in political science from Stanford University.

Jessica Steel has served as our executive vice president of business and corporate development since December 2010, as our senior vice president of business development from January 2008 to December 2010 and as our vice president of business development from June 2004 to January 2008. Prior to joining us, Ms. Steel led business development efforts for the international division of Overture Services, a provider of internet commercial search services that was acquired by Yahoo! during Ms. Steel’s tenure. Ms. Steel also previously worked as an international project manager for Fannie Mae. Ms. Steel holds a Bachelor of Arts degree from the University of Pennsylvania and a Master of Science degree from the London School of Economics. Ms. Steel will be leaving Pandora in May 2012.

John Trimble has served as our chief revenue officer since March 2009. Prior to joining us, Mr. Trimble was the executive vice president of sales at Glam Media, a media company, from 2007 to 2009, where he was responsible for overseeing advertising sales to new audiences and markets. From 2002 to 2007, Mr. Trimble served as senior vice president of advertising sales for Fox Interactive Media, a provider of internet media management and content broadcasting services, where he was responsible for managing sales initiatives and driving advertising revenue for various Fox online media properties, including MySpace.com, IGN.com, FoxSports.com and AmericanIdol.com. Prior to that, Mr. Trimble also served as director of sales for the Sports Illustrated website, SI.com, and as vice president of sales for Phase2 Media, a men’s vertical advertising network. Mr. Trimble holds a Bachelor of Arts degree in political science from St. Lawrence University.

Tim Westergren. See “Proposal No. 1 Election of Class I Directors.”

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion relates to the compensation of our named executive officers whose compensation is disclosed below under “Summary Compensation Table,” as well as the overall principles underlying our executive compensation policies. Our named executive officers for our fiscal year ended January 31, 2012 (that is, fiscal 2012), as determined under the SEC disclosure rules, are:

•	Joseph Kennedy, chief executive officer, president and chairman of the board;

•	Steven Cakebread, chief financial officer;

•	Thomas Conrad, chief technology officer and executive vice president, product;

•	Simon Fleming-Wood, chief marketing officer; and

•	John Trimble, chief revenue officer.

Objectives of Our Executive Compensation Program

Hiring and retaining officers and other key employees has been critically important to ensuring continuity and stability, and in turn the growth, of our business. In our evolving and competitive business environment, we must continually develop and refine the Pandora service while identifying and capitalizing on potential business opportunities. We recognize that our success is in large part dependent on our ability to attract and retain talented employees. Therefore, our executive compensation and benefits program is designed to attract, retain, and incentivize a highly talented and committed team of executive officers who share our vision and desire to work toward our goals.

Highlights of Fiscal 2012. Our business results for fiscal 2012 included the following achievements:

•

In June 2011, we completed our initial public offering at $16 per share, which was a significant event. Since that time, in spite of the market volatility, we ended our fiscal year with a closing stock price of $13.19 per share.

•

As a public company we expect to increase focus on shareholder return over the long-term, but since we have only been a public company for a short time, we have been focusing efforts on long-term business objectives, such as increasing revenue, listener hours and number of active users. In particular, for fiscal 2012, we reported the following business performance results:

•	Fiscal 2012 total listener hours of 8.2 billion grew 109% year-over-year

•	Active users reached record 47 million growing 62% year-over-year

•	Fiscal 2012 revenue of $274.3 million grew 99% year-over-year

•	Record 5.55% share of total U.S. radio listening doubled from 2.71% at the end of fiscal 2011

Primary Elements of Executive Compensation. Our compensation committee believes it is important to pay base compensation sufficient to hire and retain employees while providing incentives for improving our business prospects. Particularly prior to our initial public offering in June 2011, our ability to provide cash compensation was limited by the needs of the business. Therefore, the primary incentive value in our executive compensation program has been through the grant of equity awards. This practice allowed us to limit our use of cash while still offering key employees the opportunity to share in future gains by working towards a liquidity event for our investors, such as the initial public offering of our stock in June 2011.

Many of our executive compensation decisions for fiscal 2012 were made at the beginning of the year while we were still a private company. In evaluating compensation arrangements for fiscal 2012, our compensation committee considered the status of our planned public offering during the year. In particular, the compensation committee considered the compensation structures and levels that it believed would be necessary for executive recruitment and retention as a public company as well as the desire to transition to a compensation system that would be more transparent for public investors. At the same time, the compensation committee was mindful of the uncertainties associated with an initial public offering process and so believed that it would be better to pursue a gradual transition in compensation levels and practices such that we would not incur public company-level compensation expenses while a private company. Finally, the compensation committee considered the fact that our business continues to experience rapid growth and was expected to continue to evolve substantially during fiscal 2012. In this light, as further discussed below, the compensation committee approved a formal cash bonus program (our Corporate Incentive Plan) and set target bonuses under the Corporate Incentive Plan for all executive officers for the first time, but determined that setting fixed objectives under the Corporate Incentive Plan for fiscal 2012 was inherently speculative and that such goals set a year in advance might not be consistent with the best interests of the business by the end of fiscal 2012.

Based on the foregoing, the compensation committee used the following objectives in setting our primary elements of executive compensation (consisting of base salary, cash incentive pay and long-term equity awards) for fiscal 2012:

•	provide a fixed base salary that the compensation committee believes is reasonable for our company size, industry and location;

•	ensure that equity awards retain appropriate alignment between interests of executive officers and stockholders;

•

set reasonable target cash bonus levels under our Corporate Incentive Plan for executive officers for continued success in the business, while maintaining the compensation committee’s flexibility to determine actual bonus awards based on its review of our evolving business, our operations and our results throughout the year;

•	continue to foster a cohesive work environment by rewarding success as a team based on company-wide performance rather than individual goals, through our Corporate Incentive Plan; and

•	retain flexibility to review our compensation structure periodically as needed to focus on different business objectives from time to time, but review our compensation program at least annually.

Executive Compensation Process

Our executive compensation process reflects our stage of development as a company. Our initial compensation for newly hired executive officers generally reflects the outcome of a negotiated recruitment and hiring process in light of compensation with prior employers or other possible opportunities at the time of hiring. Therefore, some differences in compensation among our executive officers reflect the timing and circumstances of hiring.

Compensation-Setting Process. Our compensation committee determines, or recommends to the board of directors, compensation for our executive officers. We have not adopted formal policies or guidelines for allocating compensation between long-term and short-term and between cash and non-cash compensation or among different forms of non-cash compensation.

Role of Management. Our chief executive officer makes recommendations to the compensation committee or board of directors, attends board and committee meetings, except for sessions discussing his compensation, and has been and will continue to be heavily involved in the determination of compensation for our other executive officers because of his daily involvement with our executive team’s efforts. He abstains from voting in sessions where the board of directors acts on his compensation and does not participate in discussions of the compensation committee where his own compensation is approved. Members of our human resources, finance and legal departments attend compensation committee meetings and provide background on materials presented to the compensation committee.

Compensation Consultant and Use of Market Data. The compensation committee has retained Frederic W. Cook & Co. Inc., or Frederic W. Cook, as its outside compensation consultant. Prior to our initial public offering, the compensation committee asked Frederic W. Cook to review our compensation program, focusing on:

•	the program’s effectiveness in supporting our business strategy;

•	reasonableness compared to competitive practice for companies in related businesses of similar size and expected market value; and

•	associated issues with becoming a public company.

During fiscal 2012 (both before and after our initial public offering), the compensation committee met from time to time with Frederic W. Cook, both with management present and in separate meetings, including executive sessions during committee meetings. Our management team worked with Frederic W. Cook as directed by the compensation committee to provide any information Frederic W. Cook required in order to provide its services. The compensation committee also asked Frederic W. Cook to provide data on director compensation for review by our nominating and governance committee. We have not engaged Frederic W. Cook to provide services to Pandora outside of its work directed by the compensation committee.

In considering fiscal 2012 compensation, the compensation committee reviewed public company compensation data as described below and also, to the extent available, reviewed information related to private technology companies to inform its thinking, but did not benchmark to a particular level. This reflects the compensation committee’s balancing of an anticipated public offering during the year with the desire to retain flexibility (particularly with respect to cash compensation amounts) in the event we remained a private company. The compensation committee’s subjective analysis of appropriate payments, taking into account economic and business conditions, the compensation committee’s collective experience, internal pay equity and individual negotiations, has historically been the most important factor in setting compensation.

The compensation committee, Frederic W. Cook and management worked together to choose a public company peer group for executive compensation purposes prior to the start of fiscal 2012. These companies were chosen from a group of internet software and services companies that, at that time, either were publicly traded or had filed to go public, taking into account size and growth potential. Rather than setting a specific benchmark for compensation, we used peer group data as well as the other surveys described below as reference points and general guidelines only. Our public company peer group at the start of fiscal 2012 consisted of the following companies:

Concur Technologies	RealD
Constant Contact	RealPage
Demand Media	Rovi
Equinix	Salesforce.com
GameFly	Skype
OpenTable	SolarWinds
Qlik Technologies	SuccessFactors
QuinStreet	Tangoe
Netflix	Tripwire
ReachLocal	WebMD

In reviewing compensation matters prior to our initial public offering, Frederic W. Cook also provided the compensation committee with third-party survey data from Radford, a compensation market research firm, covering general technology companies with annual revenue between $200 million and $1 billion, and data from the 2009 Venture Capital Executive Compensation Survey, covering 35 venture capital portfolio companies with annual revenues greater than $50 million.

During the summer and fall of 2011, the compensation committee re-evaluated our peer group in light of the completion our initial public offering and revenue and market valuation. The revised peer group shown below (other than LinkedIn) was selected using industry and financial size criteria. In addition, LinkedIn was added to the group due to its similar profile to Pandora because of its recently completed initial public offering. In addition to providing data from this revised peer group, Frederic W. Cook provided the compensation committee with third-party survey data from Radford covering general technology companies with annual revenue between $200 million and $500 million when the compensation committee reviewed compensation for the latter part of fiscal 2012 and fiscal 2013. Our revised peer group is as follows:

Ancestry.com	LinkedIn	SuccessFactors
ANSYS	Netsuite	Synchronoss Tech
Ariba	OpenTable	Taleo
Aspen Tech	Qlik Technologies	TiVo
Bankrate	RealD	Travelzoo
Commvault Systems	RealPage	Ultimate Software
Concur Technologies	Rightnow Tech	WebMD
Demand Media	Rovi
Fortinet	SolarWinds

Executive Compensation for Fiscal Year 2012

Base Salary

As a private company, base salaries were determined primarily based on the collective experience of the compensation committee (including our chief executive officer) with hiring similarly situated executive officers, our view of appropriate fixed pay for our geographic location, and our desire to limit cash expenses while we built the business.

In January 2011, our compensation committee approved base salary changes for fiscal 2012 for our named executive officers as shown in the table below. These changes were part of the compensation committee’s gradual transition toward public company compensation levels as described above under “Objectives of Our Executive Compensation Program” and in furtherance of its objective to provide a fixed pay component that it believes is reasonable. Although we did not benchmark salaries to specific market levels for fiscal 2012, as part of the compensation committee’s comprehensive review of executive compensation levels prior to the start of the fiscal year, we found that our base salaries for fiscal 2012 generally fell below the median according to the data from the public company peer group together with the Radford survey, and salaries for longer-tenured executives were near the bottom 25th percentile of this public company group. However, we found that our salaries were above the median in the private company venture capital survey described above.

The table below shows annualized salaries for fiscal 2011 and 2012:

	Fiscal 2011 Salary	Fiscal 2012 Salary
Joseph Kennedy	$325,000	$400,000
Steven Cakebread	$300,000	$310,000
Thomas Conrad	$205,000	$290,000
Simon Fleming-Wood	N/A	$300,000
John Trimble	$350,000	$350,000

In determining salaries for fiscal 2012, the following individual factors in particular were considered:

•

Mr. Kennedy’s salary increased because of the determination that his responsibilities as CEO would increase significantly as we took steps toward becoming a public company, and so his salary increase brought his salary closer to, but still below, the public company peer group median.

•	Mr. Conrad received the largest salary increase primarily because for fiscal 2012 he moved to participation in our Corporate Incentive Plan, whereas in prior years he had been guaranteed a fixed bonus payment. Therefore, his salary increase was intended to recognize the significant increase in the portion of his compensation that would be at-risk while keeping his fixed pay in line with that of other similarly situated executives.

•	Mr. Cakebread’s salary increased by a smaller amount than for other executives because his salary had been recently negotiated when he was hired in fiscal 2011.

•

Mr. Trimble’s salary was not increased because the compensation committee believed, given his role as the chief revenue officer, that his opportunity for increased cash compensation should be in the variable component of his compensation package.

•

Mr. Fleming-Wood began his employment in October 2011, and his initial annualized salary was determined based on a combination of our negotiation with him and our review of peer group data showing salaries close to the median.

Cash Incentives

As a private company, we believed a discretionary cash bonus program allowed the compensation committee to retain flexibility to conserve cash while rewarding results as it determined to be appropriate. Because of the fast-changing nature of our business, the compensation committee determined that selecting pre-set performance metrics would not enhance incentive efforts. For fiscal 2012, in an effort to provide more guidance to our executive officers and potential public investors regarding compensation expectations, we set cash bonus targets under our Corporate Incentive Plan for our executive officers and other employees (other than employees in sales), but did not set formulaic performance metrics under this plan. Our chief revenue officer, Mr. Trimble, and other employees in sales, received cash compensation under sales commission plans. Mr. Trimble’s total target variable compensation for fiscal 2012 remained at 100% of his base salary as negotiated with him when he was hired, but his target amount was divided into two parts: 30% tied to our Corporate Incentive Plan because, as a public company officer, his role as part of the executive team was expected to increase, and 70% tied to his sales commission plan described below because of his role as chief revenue officer.

Corporate Incentive Plan. For fiscal 2012, we set target bonus amounts for our chief executive officer at 75% of base salary and for other named executive officers, other than Mr. Trimble, at 40% of base salary. As described above, the portion of Mr. Trimble’s variable compensation allocated to the Corporate Incentive Plan was 30% of his base salary. These target bonus amounts were determined based on the compensation committee’s view that target levels should be lower than what we believed would be median public company practice based on the peer group data described above, but above typical cash bonuses we had paid while a private company. Consistent with its objective to retain flexibility and to be able to adapt to changing business needs and objectives, the compensation committee did not set specific business performance goals for our corporate bonus plan or allocate specific percentages to different types of results because of the fast-changing nature of our business. However, the compensation committee indicated that it expected its review of fiscal 2012 performance to include revenue performance and other financial and operational results, such as listener hours or listener experience and execution of our overall business strategy. Consistent with the compensation committee’s objective to reward team success, the Corporate Incentive Plan was intended to award bonuses for fiscal 2012 based on overall company performance rather than individual performance in order to focus participants on overall company improvement. The Corporate Incentive Plan for fiscal 2012 provided that the compensation committee would assess business performance after the end of the second fiscal quarter and determine, in its full discretion, whether to award a mid-year bonus of up to 25% of the full year target amount. The compensation committee believed a mid-year payment opportunity would encourage retention because eligible employees would not feel the bonus opportunities were too far in the future. We expect our Corporate Incentive Plan for fiscal 2013 to have a similar structure in order to preserve the compensation committee’s ability to adapt to business goals and needs during the year.

Fiscal 2012 Payouts. As a result of its mid-year review of our actual and forecasted revenue, the compensation committee approved payment of 25% of the full-year target amount in September 2011 because we were exceeding our revenue expectations. After the end of the fiscal year, the compensation committee assessed our overall business performance for fiscal 2012 and determined to fund the bonus pool under the Corporate Incentive Plan at 110% of target. Therefore, the compensation committee approved bonus payments to each named executive officer of 110% of each individual’s target, less the amount paid mid-year. The primary reason for approving payments above target level was that our fiscal 2012 revenue of approximately $274 million exceeded our target expectation of between $258 and $262 million. The compensation committee had monitored the status of our performance throughout the year and, although it decided to focus on our revenue goals and performance, also considered our increasing monetization of mobile listener hours. As a result, the compensation committee believed that payment levels at 110% of target were appropriate for the year as a whole because of our moderate outperformance of our revenue goals along with our overall business performance. The individual bonus payments under our Corporate Incentive Plan to our named executive officers are set forth in the “Bonus” column of the Summary Compensation Table below.

Sales Commission Plan. As described above, 70% of Mr. Trimble’s target variable compensation for fiscal 2012 was tied to his sales commission plan. His sales commission plan provided for payments up to 70% of his salary for sales up to a specified “quota” level, and then for payment of a percentage of sales that exceeded the quota level. Mr. Trimble’s quota level for fiscal 2012 was approximately $229 million. This quota level was not meant to reflect a corporate target level in our business plan, but was meant to provide incentives to greatly exceed the past year’s performance through increased advertising revenue. The revenue generated by Mr. Trimble’s team for fiscal 2012 was approximately $240 million, which resulted in payment to Mr. Trimble of $624,000, including payment in an amount equal to approximately 3.5% of the amount generated in excess of his quota.

Signing Bonus. In addition, to encourage him to change employers, Mr. Fleming-Wood received a signing bonus of $50,000, which the compensation committee believed was a reasonable amount in total and in comparison to his overall compensation.

Equity Compensation

We have granted equity awards to executive officers and other key employees to incentivize them to help increase the value of our stock and thereby align their interests with those of our stockholders. Prior to our initial public offering, we emphasized the use of stock options to incentivize our executive officers to focus on the growth of our overall enterprise value and to create value for our stockholders, and so all of our executive officers before our initial public offering held stock options. Stock options permit the employee to exercise the option at a fixed price (at or above the fair market value of the stock on the grant date) in the future. We have also begun granting restricted stock units (or RSUs), which do not have an exercise price, to employees (including to Mr. Fleming-Wood in connection with his hiring in fiscal 2012) as a complement to stock options to help encourage retention in a volatile market. Our adoption of RSUs also reflects our move towards equity practices of public companies, which we believe are more likely to grant a combination of different types of equity awards, whereas private companies in our market tend to grant stock options, in part because of tax challenges that can arise if private companies grant RSUs.

Typically we have granted equity awards around the time an executive officer is hired with vesting in installments over four years of continued service. The board of directors or compensation committee determines the size and type of equity awards, taking into account the recommendations of the chief executive officer, and also determines the vesting schedule of the award. In addition, the compensation committee periodically considers whether to grant new equity awards to then-current executive officers in order to maintain incentive opportunities, but we have not had a regular policy of making annual refresher grants. However, consistent with its objective to align the interests of executive officers with those of our public company stockholders, the compensation committee has begun to undertake a more regular review of equity compensation in order to ensure appropriate long-term incentives remain in place after our earlier grants vest. We expect the compensation committee to consider equity awards to executive officers on at least an annual basis, or more or less frequently as deemed appropriate.

Based on a review of the peer group data described above, the compensation committee has found that our executive equity ownership levels for longer-tenured executives as a percent of company shares outstanding are generally above median, which we believe is not uncommon for a newly public company whose prior incentive compensation was primarily in the form of equity awards.

The equity grants we made to named executive officers during fiscal 2012, in the amounts set forth below under “Grants of Plan-Based Awards”, were either new hire grants (to Mr. Fleming-Wood) or special grants as described below:

•

Mr. Trimble’s option grant in January 2012 was approved because he had not received stock options since July 2009 and most of his options were already vested. The purpose of the grant was to offer him a long-term incentive to contribute to improving our stock price performance and to reward him for contributing to our significant revenue growth. Therefore, the committee recommended an option grant intended to be of a size more similar to a new hire grant than an annual grant, based on levels close to the 75th percentile in our peer group. These options vest over four years from the grant date.

•

Mr. Conrad’s option grant in January 2012 was approved because his most recent grant was in July 2009 and would become fully vested in July 2013. Therefore, the compensation committee approved the grant to begin vesting when his older option is fully vested, so the new option grant will vest over four years starting in July 2013. Because of our focus on encouraging efforts to improve our stock price performance and our business plan, the compensation committee recommended an option grant that would approximate the 75th percentile of our peer group for an annual grant at his level.

•

Mr. Kennedy and Mr. Cakebread did not receive equity grants during fiscal 2012 because the compensation committee determined that they had significant unvested value that will vest over the next several years.

•

Mr. Fleming-Wood received RSUs upon his hiring in October 2011. RSUs were chosen over stock options because the RSUs enabled us to provide him an equity incentive of substantial potential value while minimizing dilution to stockholders. RSUs also provide an incentive at any stock price, which the compensation committee felt was particularly important for a new executive as the award will continue to have significant retentive and incentive value even during times of market volatility. The amount of RSUs was determined based on a combination of our negotiation with him and our review of peer group data close to the median level. The RSUs vest over four years.

Other Executive Compensation Matters

Severance and Change in Control Arrangements. We believe a combination of severance and change in control arrangements will help our executive officers maintain continued focus and dedication to their responsibilities to help maximize stockholder value. In particular, we believe change in control arrangements are reasonable because the possibility of a change in control could cause uncertainty among executive officers and concern over potential loss of equity awards (which has been a significant component of their potential compensation) and therefore could result in their departure or distraction to the detriment of our company and our stockholders.

At the time of our initial public offering, our named executive officers had agreements that would provide severance benefits on specified involuntary terminations of employment and/or change in control benefits. Most of these arrangements were negotiated when they were hired and had terms that we believed were reasonably necessary to hire and retain these individuals in our market for executive talent. In an effort to standardize these types of provisions for executive officers rather than having individual negotiations, during fiscal 2012, the compensation committee undertook a review of peer group practices and approved a program to provide uniform severance arrangements for those named executive officers who elect to accept this program rather than retain their prior contractual arrangements. Our severance and change in control arrangements are described in detail below under “Potential Payments Upon Termination and Change in Control.”

Retirement and Other Benefits. Our named executive officers are eligible to participate in our employee benefit plans provided for other employees. These benefits include a 401(k) plan, group health insurance, short- and long-term disability insurance and, for our chief executive officer, under the terms of his 2004 offer letter, reimbursement for life insurance premiums and a small amount for reimbursement for parking. We do not have a defined benefit retirement plan.

Tax and Accounting Considerations. We recognize a charge to earnings for accounting purposes for equity awards over their vesting period. Prior to our initial public offering, we did not consider the accounting impact as a material factor in determining the equity award amounts for our executive officers. However, as a public company, we expect that the compensation committee may consider the accounting impact of equity awards in addition to considering the impact to dilution and overhang when deciding on amounts and terms of equity grants, but do not expect the accounting impact to be a material factor in their decision-making process.

We do not require executive compensation to be tax deductible for our company, but instead balance the cost and benefits of tax deductibility to comply with our executive compensation goals. For example, Section 162(m) of the Internal Revenue Code, or the Code, generally disallows a tax deduction to a publicly held corporation for compensation in excess of $1 million paid in any taxable year to its chief executive officer and certain other executive officers unless the compensation qualifies as “performance-based compensation” within the meaning of the Code. We expect that the compensation committee may consider the deductibility of compensation, but the compensation committee is authorized to approve compensation that is not deductible when it believes that such payments are appropriate to attract and retain executive talent.

Compensation Committee Report

Notwithstanding anything to the contrary set forth in any of Pandora’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate future filings, including this proxy statement, in whole or in part, the following Compensation Committee Report shall not be incorporated by reference into any such filings.

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based upon this review and discussion, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and our Annual Report on Form 10-K for the fiscal year ended January 31, 2012.

Compensation Committee of the board of directors

Robert Kavner

James M.P. Feuille, Chairman

Risk Assessment of Compensation Programs

The compensation committee, in consultation with management and Frederic W. Cook & Co., Inc., the committee’s independent compensation consultant, has assessed our compensation programs and has concluded that they do not create risks that are reasonably likely to have a material adverse effect on Pandora. We believe that the combination of different types of compensation as well as the overall amount of compensation, together with our internal controls and oversight by the board of directors, mitigates potential risks.

Summary Compensation Table

The following table sets forth the compensation for each person who served as our principal executive or financial officer during fiscal 2012 and our other three most highly compensated executive officers for fiscal 2012, collectively referred to as the “named executive officers” in this proxy.

Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)(2)		Option Awards ($)(4)	Stock Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)		Total ($)
Joseph Kennedy,	2012	400,000		330,000		—	—	—	2,425	(6)	732,425
Chief Executive Officer	2011	325,000		175,000		—	—	—	3,829	(6)	503,829

Steven Cakebread,	2012	310,000		136,400		—	—	—	—		446,400
Chief Financial Officer	2011	263,636	(1)	75,000		801,400	—	—	—		1,140,036

Thomas Conrad,	2012	290,000		127,600		2,932,677	—	—	—		3,350,277
Chief Technology Officer	2011	205,000		200,000		—	—	—	—		405,000

Simon Fleming-Wood,	2012	87,500	(1)	88,500	(3)	—	2,562,000	—	—		2,738,000
Chief Marketing Officer	2011	—		—		—	—	—	—		—

John Trimble,	2012	350,000		115,500		3,474,050	—	611,701	—		4,551,251
Chief Revenue Officer	2011	350,000		—		—	—	1,239,526	—		1,589,526

(1)	Mr. Fleming-Wood commenced employment with us in October 2011. Mr. Cakebread commenced employment with us in March 2010.
(2)	Except as otherwise indicated, reflects the amount paid under our corporate bonus program for the fiscal year.
(3)	Includes a signing bonus of $50,000 pursuant to the terms of Mr. Fleming-Wood’s offer letter.
(4)	The amount reflects the aggregate grant date fair value of the option awards and stock awards granted during the fiscal year, computed in accordance with FASB ASC Topic 718. We provide information regarding the assumptions used to calculate the value of the option awards and stock awards in note 8 to the notes to our financial statements. There can be no assurance that awards will vest or options will be exercised (in which case no value will be realized by the individual), or that the value upon exercise or vesting, as applicable, will approximate the aggregate grant date fair value.
(5)	Reflects commissions paid to Mr. Trimble for the fiscal year performance. The fiscal 2012 amounts are described under “Compensation Discussion and Analysis—Executive Compensation for Fiscal 2012—Cash Incentives—Sales Commission Plan.”
(6)	Represents the dollar value of life insurance premiums.

Grants of Plan-Based Awards

The following table sets forth information concerning grants of plan-based awards made to our named executive officers during the fiscal year ended January 31, 2012.

Name	Grant Date		Board Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards Target($)		All Other Stock Awards: Number of Shares of Stock or Units(#)	All Other Option Awards: Number of Securities Underlying Options(#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards($)(1)
Joseph Kennedy	—		—	—		—	—	—	—
Steven Cakebread	—		—	—		—	—	—	—
Thomas Conrad	1/19/12		—	—		—	400,000	$13.26	2,932,677
Simon Fleming-Wood	11/15/11	(2)	8/11/11	—		200,000	—	—	2,562,000
John Trimble	1/19/12		—	—		—	500,000	$13.26	3,474,050
	—		—	245,000	(3)	—	—	—	—

(1)	The amount reflects the grant date fair value of the option awards and stock awards granted during the fiscal year, computed in accordance with FASB ASC Topic 718. See footnote 4 to the Summary Compensation Table above.
(2)	The board approved this grant in August 2011 as part of his offer letter, but the grant was not effective until he commenced employment in November 2011.
(3)	The amount set forth for Mr. Trimble represents his target amount under his commission plan for fiscal 2012. Actual amounts paid for the fiscal year performance are set forth in the Summary Compensation Table above and a description of the criteria used to determine these amounts is set forth above under “Compensation Discussion and Analysis—Executive Compensation for Fiscal 2012—Cash Incentives—Sales Commission Plan.”

Outstanding Equity Awards at Fiscal Year End

The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each named executive officer as of January 31, 2012.

Name	Option Awards					Stock Awards
	Numbers of Securities Underlying Unexercised Options (#) Exercisable	Numbers of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Numbers of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Joseph Kennedy	2,948,284	—		$0.04	07/14/14	—		—
	1,100,000	—		$0.28	09/13/16	—		—
	1,866,709	1,120,026	(1)	$0.16	07/07/19	—		—

Steven Cakebread	876,667	1,083,333	(2)	$0.71	04/21/20	—		—

Thomas Conrad	166,964	—		$0.28	09/13/16	—		—
	170,000	—		$0.34	09/12/17	—		—
	2,205,121	940,236	(3)	$0.16	07/07/19	—		—
	—	400,000	(4)	$13.26	01/19/22	—		—

Simon Fleming-Wood	—	—		—	—	200,000	(5)	2,638,000

John Trimble	654,229	320,834	(6)	$0.16	07/06/19	—		—
	209,375	125,625	(7)	$0.16	07/06/19	—		—
	—	500,000	(8)	$13.26	01/19/22	—		—

(1)	The option vests in equal monthly installments over four years from July 2009.
(2)	The option vests over four years, with 25% vesting in March 2011 and the remainder vesting over three years thereafter in monthly installments.
(3)	The unvested portion of the option vests in equal monthly installments through July 2013.
(4)	The option vests in equal monthly installments over four years from July 2013.
(5)	These restricted stock units vest in equal annual installments over four years, with the first vesting date in September 2012.
(6)	The option vests over four years, with 25% vesting in March 2010 and the remainder vesting over three years thereafter in monthly installments.
(7)	The option vests in equal monthly installments over four years from August 2009.
(8)	The option vests in equal monthly installments over four years from January 2012.

Options Exercised and Stock Vested

The following table shows information regarding options that were exercised by our named executive officers during the fiscal year ended January 31, 2012. None of our named executive officers held stock awards that became vested during the fiscal year.

	Option Awards
Name	Numbers of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Joseph Kennedy	—	—
Steven Cakebread	40,000	$385,600
Thomas Conrad	439,420	$5,914,202
Simon Fleming-Wood	—	—
John Trimble	124,937	$1,699,502

Potential Payments on Termination and Change in Control

We have entered into the arrangements described below that would provide benefits to our named executive officers if their employment is terminated or in connection with a change in control of our company, such as a change in the voting power of our company by more than 50% or a sale of substantially all of our assets.

Chief executive officer. Under the terms of his July 2004 offer letter, if Mr. Kennedy is involuntarily terminated without cause or experiences a constructive termination (that is, if he resigns due to adverse actions taken by the Company, including such actions as material reduction in salary, material relocation or material breach of his offer letter), he will be entitled to receive the following benefits if he signs a mutual release of claims:

•	payment equal to 6 months of base salary or, if the termination is within 2 months before or 12 months after a change in control, 12 months of base salary;

•	12 months’ accelerated vesting of equity awards or, if the termination is within 2 months before or 12 months after a change in control, 100% vesting;

•	extension of the exercise period for options to at least 12 months after termination; and

•	payment by us for 12 months of COBRA premiums to continue health care coverage for him and his eligible dependents.

In addition, his offer letter provides that, upon a change in control, 50% of his unvested equity awards will vest immediately and, if his remaining options are not assumed or substituted by a successor, any remaining unvested options will vest.

Other named executive officers. Our other named executive officers are eligible to receive severance benefits under our executive severance and change in control policy. This policy provides for the following severance benefits, subject to our receipt of an effective release of claims executed by the named executive officer:

•

Non-change in control severance. If the eligible officer is terminated without cause prior to a change in control, the officer is entitled to receive 6 months of salary, health benefits and accelerated vesting of equity awards, plus a prorated annual bonus for the year of termination and outplacement services.

•

Change in control severance. If, within 12 months after a change in control, the officer is terminated without cause or resigns for good reason (such as reduction in salary or material relocation), the officer is entitled to receive 12 months of salary and health benefits, 100% accelerated vesting of equity awards and the opportunity to extend the exercise period of certain options for up to 12 months following termination, plus a prorated annual bonus for the year of termination and outplacement services.

Estimated severance and change in control benefits. The table below provides an estimate of the value of the compensation and benefits due to each of our named executive officers in the events described below, assuming that the termination of employment and/or change in control was effective on January 31, 2012, under the arrangements described above. The actual amounts to be paid can only be determined at the time of the termination of employment or change in control, as applicable.

	Involuntary Termination			Change in Control	Change in Control Followed by Involuntary Termination
Name	Cash(1)($)	Equity(2)($)	Total	Equity(2)($)	Cash(1)($)	Equity(2)($)	Total
Joseph Kennedy	224,000	9,729,293	9,953,293	7,296,982	424,000	7,296,982	7,720,982
Steven Cakebread	296,000	3,120,000	3,416,000	—	463,000	13,519,996	13,982,996
Thomas Conrad	278,000	4,083,758	4,361,758	—	435,000	12,251,275	12,686,275
Simon Fleming-Wood	202,000	—	202,000	—	449,000	2,638,000	3,087,000
John Trimble	542,000	2,337,256	2,879,256	—	729,000	5,817,361	6,546,361

(1)	The “cash” severance benefits include, where applicable, salary multiples paid as severance, health benefits assuming a cost of $2,000 per month, outplacement services assuming a value of $5,000, and prorated bonus, each as described above.

(2)	The value of accelerated vesting of stock options is based on the excess, if any, of $13.19, which was the closing price of our stock on January 31, 2012, over the per share exercise price of the accelerated options, and assumes that equity awards are assumed or substituted by the successor company. The value of accelerated equity under “Change in Control Followed by Involuntary Termination” for Mr. Kennedy excludes the value of his equity that vests upon the change in control regardless of termination of employment which is set forth under the column entitled “Change in Control”.

Equity Compensation Plan Information

The following table summarizes information regarding our stock incentive plans as of January 31, 2012.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights (2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))(3)
Equity compensation plans approved by security holders(1)	36,237,901	$2.43	10,259,069
Equity compensation plans not approved by security holders	—	—	—
Total	36,237,901	$2.43	10,259,069

(1)	Includes the 2011 Long-Term Incentive Plan (the “2011 Plan”), 2004 Stock Plan (the “2004 Plan”) and 2000 Stock Incentive Plan (the “2000 Plan”). The 2011 Plan replaced the 2004 Plan, which had earlier replaced the 2000 Plan.
(2)	The calculation of the weighted average exercise price does not include 1,426,975 shares subject to restricted stock units that are exercisable for no consideration.
(3)	Each fiscal year (beginning with the fiscal year that commenced February 1, 2012 and ending with the fiscal year commencing February 1, 2021), the number of shares in the reserve under the 2011 Plan may be increased by the lesser of (x) 10,000,000 shares, (y) 4.0% of the outstanding shares of common stock on the last day of the prior fiscal year and (z) another amount determined by our board of directors.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and is not deemed to be filed with the U.S. Securities and Exchange Commission, or the SEC, and is not to be incorporated by reference in any filing of Pandora under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in such filing.

The audit committee of Pandora’s board of director’s (for purposes of this report, the “Committee”) is composed of three independent outside directors. The Committee has prepared the following report with respect to our audited consolidated financial statements for the fiscal year ended January 31, 2012:

•	The Committee has reviewed and discussed with our management our audited consolidated financial statements for the fiscal year ended January 31, 2012.

•

The Committee has discussed with Ernst & Young LLP, our independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61 “Communication with Audit Committees” as amended, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.

•

The Committee has also received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Committee concerning independence and the Committee has discussed the independence of Ernst & Young LLP with that firm.

•

Based on the reviews and discussions noted above, the Committee recommended to the board of directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2012, for filing with the Securities and Exchange Commission.

Audit Committee of the board of directors:

Peter Gotcher

Barry McCarthy

Robert Kavner, Chairman

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of each transaction since February 1, 2011 and each currently proposed transaction in which:

•	we have been or are to be a participant;

•	the amount involved exceeded or will exceed $120,000; and

•

any of our directors, executive officers, beneficial holders of more than five percent of our capital stock, or any member of their immediate family or person sharing their household had or will have a direct or indirect material interest.

Investor Rights Agreement

We are party to an investor rights agreement which provides that certain holders of our common stock have the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing.

Indemnification Agreements

We have entered into an indemnification agreement with each of our directors and executive officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law.

Policies and Procedures for Related Party Transactions

In connection with our initial public offering, our board of directors adopted a written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant and a related person had or will have a direct or indirect material interest, as determined by the audit committee of our board of directors, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, and indebtedness, guarantees of indebtedness or employment by us of a related person. In reviewing any such proposal, our audit committee is tasked to consider all relevant facts and circumstances, including, but not limited to, the commercial reasonableness of the terms, the benefit or perceived benefit, or lack thereof, to us, opportunity costs of alternate transactions, the materiality and character of the related person’s direct or indirect interest and the actual or apparent conflict of interest of the related person.

Although some of the related party transactions described in this section occurred prior to the effectiveness of this policy and therefore were not subject to the approval and review procedures set forth in the policy, such transactions were reviewed and approved by our board of directors.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Recommendation of the Board of Directors

The board of directors recommends that you vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year.

The audit committee has appointed Ernst & Young LLP, independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending January 31, 2013. Ernst & Young LLP has audited our consolidated financial statements since April 2010. During the last two fiscal years and subsequent interim period preceding their engagement, Ernst & Young LLP was not consulted by us or by anyone acting on our behalf regarding any of the matters or events set forth in Item 304(a)(2)(i) or Item 304(a)(2)(ii) of Regulation S-K. Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to questions. Services provided to us by Ernst & Young LLP are described under “Fees Paid to Ernst & Young LLP” below.

Stockholder ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. The board of directors, however, is submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the audit committee and the board of directors will reconsider whether or not to retain the firm. Even if the appointment is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Pandora and its stockholders.

Fees Paid to Ernst & Young LLP

During fiscal 2012 and 2011, the aggregate fees billed by Ernst & Young LLP for professional services were as follows:

	Fiscal Year Ended January 31, 2012	Fiscal Year Ended January 31, 2011
Audit Fees(1)	1,705,555	406,205
Audit-Related Fees	—	—
Tax Fees(2)	19,089	—
All Other Fees(3)	1,995	—
Total	1,726,639	406,205

(1)	Audit fees include (i) fees associated with the audits of our consolidated financial statements, (ii) reviews of our interim quarterly consolidated financial statements, (iii) services rendered in connection with our Form S-1 and Form S-8 filings related to our initial public offering and (iv) comfort letters, consents and other items related to Securities and Exchange Commission matters.
(2)	Tax fees consist primarily of tax consultation services.
(3)	The amount listed as “All Other Fees” consists of subscription fees paid for access to the firm’s accounting and financial reporting research tool.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

As required by the audit committee charter, the audit committee pre-approves the engagement of Ernst & Young LLP for all audit and permissible non-audit services. The audit committee annually reviews the audit and permissible non-audit services performed by Ernst & Young LLP and reviews and approves the fees charged by Ernst & Young LLP. The audit committee has considered the role of Ernst &Young LLP in providing tax and audit services and other permissible non-audit services to Pandora and has concluded that the provision of such services was compatible with the maintenance of Ernst & Young LLP’s independence in the conduct of its auditing functions.

Required Vote

The ratification of the selection of Ernst & Young LLP will be approved if it receives the affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the item.

PROPOSAL NO. 3

ADVISORY VOTE APPROVING THE FISCAL 2012 COMPENSATION

OF THE NAMED EXECUTIVE OFFICERS

Recommendation of the Board of Directors

The board of directors recommends a vote “FOR” the approval of the fiscal 2012 compensation of our named executive officers.

As required by the SEC’s proxy rules, this proposal provides you with an opportunity to cast a non-binding advisory vote approving the fiscal 2012 compensation of our named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC in this proxy statement, including the “Compensation Discussion and Analysis,” the compensation tables and other narrative executive compensation disclosures. Although, as an advisory vote, this proposal is not binding on Pandora or the board of directors, the compensation committee and the board of directors value the opinions of the stockholders and will consider the outcome of the vote when making future compensation decisions.

Fiscal 2012 was a transitional year for Pandora, as we focused our efforts on growing our listener and revenue base while developing necessary infrastructure for becoming a newly public company. As a result, the compensation committee believes that our compensation for fiscal 2012 was appropriate to reflect our financial and strategic efforts and results for the year and the contributions that were made by our named executive officers, while ensuring that they are committed to the continued growth and improvement of our business in fiscal 2013 and beyond.

Please refer to the sections of this proxy statement entitled “Executive Compensation” and “Compensation Discussion and Analysis” for a detailed discussion of Pandora’s executive compensation principles and practices and the fiscal 2012 compensation of our named executive officers. This advisory vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the compensation philosophy, policies and practices described in this proxy statement.

Required Vote

The affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the item will be required to approve, by an advisory vote, the compensation of our named executive officers. Abstentions will have the same effect as negative votes for this proposal.

PROPOSAL NO. 4

ADVISORY VOTE RECOMMENDING THE FREQUENCY OF ADVISORY

STOCKHOLDER VOTES ON EXECUTIVE COMPENSATION

Recommendation of the Board of Directors

The board of directors recommends a vote for “THREE YEARS” on

Proposal 4 regarding the frequency of the stockholder vote to approve the compensation of the named executive officers.

As required by the SEC’s proxy rules, this proposal provides you with an opportunity to cast a non-binding advisory vote on the frequency of future stockholder advisory votes on the compensation of our named executive officers. You have the option to recommend that this vote should occur every one, two or three years, or to abstain from voting on this matter.

Although, as an advisory vote, this proposal is not binding on Pandora or the board of directors, the compensation committee and the board of directors value the opinions of the stockholders and will consider the outcome of the vote when determining the frequency of future stockholder advisory votes on executive compensation.

After careful consideration, our board of directors has determined that an advisory stockholder vote on executive compensation that occurs every three years is the most appropriate alternative for Pandora, and therefore our board of directors recommends that you vote for a three-year interval for future stockholder advisory votes on executive compensation.

Required Vote

The board of directors will consider the frequency of the stockholder advisory vote receiving the greatest number of votes cast by shares of our common stock that are present or represented by proxy and entitled to vote on this matter to be the frequency recommended by our stockholders. Abstentions will not have any effect on the advisory vote.

PROPOSAL NO. 5

APPROVAL OF THE INTERNAL REVENUE CODE

SECTION 162(M) PERFORMANCE CRITERIA AND AWARD LIMITS

OF OUR 2011 EQUITY INCENTIVE PLAN

Recommendation of the Board of Directors

The board of directors recommends a vote “FOR” the approval of the

Internal Revenue Code Section 162(m) performance criteria and award limits of our 2011 Equity Incentive Plan

Our 2011 Equity Incentive Plan (the “Plan”), provides for the grant of incentive stock options, nonstatutory stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights, performance stock awards and other forms of equity compensation, which may be granted to employees, including officers, non-employee directors and consultants. Our board of directors and stockholders adopted the Plan prior to our initial public offering as a successor to our prior plans. In order to allow for the future grant of certain types of awards under the Plan to qualify as tax-deductible performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), we are asking stockholders to approve the material terms of the performance criteria and award limits under the Plan. The material terms of the Plan are described below. No changes are being proposed with regard to the terms of the Plan at this time. Stockholders are not being asked to approve any amendment to the Plan or to reapprove the Plan itself.

In general, under Section 162(m) of the Code, in order for a public company to be able to deduct compensation in excess of $1 million paid in any one year to the Chief Executive Officer or our other named executive officers other than the principal financial officer (collectively referred to as “covered employees”), such compensation must qualify as performance-based. One of the requirements of performance-based compensation for purposes of Section 162(m) of the Code is that the material terms of the performance goals under which compensation may be paid be disclosed to and approved by stockholders. For purposes of Section 162(m) of the Code, the material terms include the types of performance criteria that may be used as performance factors under the Plan and the maximum number of shares subject to any performance equity award that may be granted to any individual in any single year. With respect to the various types of awards under the Plan, each of these aspects is discussed below, and as noted above, stockholders are being asked under this proposal to approve each of these aspects of the Plan for purposes of the approval requirements of Section 162(m).

To be approved, this proposal must receive a “For” vote from the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the proposal. If our stockholders do not approve this proposal, following the Annual Meeting, the Plan will remain in effect but, except as provided for a transition period following our initial public offering, we may not grant awards under the Plan to our covered employees that qualify as “performance-based” for purposes of Section 162(m).

Plan Summary

All capitalized terms used in this Plan Summary but not defined herein shall have the meaning ascribed to such term in the Plan.

Section 162(m) Share Limit. No employee may be granted options or stock appreciation rights (or other stock awards whose value is determined by reference to an exercise price or strike price of at least 100% of the fair market value of our common stock on the date the applicable stock award is granted) covering more than 5,000,000 shares of our common stock in any calendar year.

In the case of performance stock awards, the maximum benefit to be received by any individual in any calendar year attributable to “performance-based” restricted stock awards or restricted stock units granted under the Plan may not exceed the value of 5,000,000 shares of our common stock or, if applicable, $5,000,000 for cash-based awards.

Section 162(m) Performance Criteria. Performance goals for awards intended to qualify as Section 162(m) performance-based awards shall be based on one or more of the following performance measures with respect to Pandora: net sales; revenue; revenue growth or product revenue growth; operating income (before or after taxes); pre- or after-tax income or loss (before or after allocation of corporate overhead and bonus); net earnings; earnings per share; net income or loss (before or after taxes); return on equity; total shareholder return; return on assets or net assets; appreciation in and/or maintenance of share price; market share; gross profits; earnings or loss (including earnings or loss before taxes, before interest and taxes, or before earnings before interest, taxes, depreciation and amortization); economic value-added models or equivalent metrics; comparisons with various stock market indices; reductions in costs; cash flow or cash flow per share (before or after dividends); return on capital (including return on total capital or return on invested capital); cash flow return on investment; improvement in or attainment of expense levels or working capital levels, including cash, inventory and accounts receivable; operating margin; gross margin; cash margin; year-end cash; debt reduction; shareholder equity; operating efficiencies; market share; customer satisfaction; customer growth; employee satisfaction; research and development achievements; manufacturing achievements (including obtaining particular yields from manufacturing runs and other measurable objectives related to process development activities); regulatory achievements (including submitting or filing applications or other documents with regulatory authorities or receiving approval of any such applications or other documents and passing pre-approval inspections (whether of our company or our company’s third-party manufacturer) and validation of manufacturing processes (whether our company’s or our company’s third-party manufacturer’s)); financial ratios, including those measuring liquidity, activity, profitability or leverage; cost of capital or assets under management; financing and other capital raising transactions (including sales of our company’s equity or debt securities; factoring transactions; sales or licenses of our company’s assets, including our intellectual property, whether in a particular jurisdiction or territory or globally; or through partnering transactions); and implementation, completion or attainment of measurable objectives with respect to research, development, manufacturing, commercialization, products or projects, production volume levels, acquisitions and divestitures; factoring transactions; and recruiting and maintaining personnel.

Performance criteria may be measured on an absolute (e.g., plan or budget) or relative basis, and may be established on a corporate-wide basis or with respect to one or more business units, divisions, subsidiaries or business segments. Relative performance may be measured against a group of peer companies, a financial market index or other acceptable objective and quantifiable indices.

In granting a “performance-based” compensation award, the compensation committee will set a period of time over which the attainment of one or more goals will be measured for the purpose of determining whether the award recipient has a vested right in or to such award. Within the time period prescribed by Section 162(m), the compensation committee may establish the performance goals based upon one or more pre-established performance criteria described in the immediately preceding paragraph. As soon as administratively practicable following the end of the performance period, the compensation committee will determine whether the performance goals have been satisfied.

Other Provisions of the Plan

Share Reserve. As of January 31, 2012, the aggregate number of shares of our common stock that were available for issuance under the Plan (excluding awards then outstanding) was 10,259,069 shares of Common Stock, plus shares subject to then-outstanding awards that are cancelled. As of January 31, 2012, we had options to purchase 34,810,926 shares of our common stock outstanding (under both the Plan and our predecessor plans) and 1,426,975 restricted stock units outstanding. The number of shares of our common stock reserved for issuance may be increased by the board of directors each fiscal year (from the fiscal year commencing February 1, 2012 until the fiscal year commencing February 1, 2021) by the least of (a) 4% of the outstanding Shares on the last day of the immediately preceding fiscal year, (b) 10,000,000 Shares, or (c) such lesser number of Shares determined by the board of directors. Shares subject to an Award under the Plan may be authorized and unissued shares or may be treasury shares. If a stock award granted under the Plan expires or otherwise terminates without being exercised or issued in full, the shares of our common stock not issued will become available for subsequent issuance under the Plan.

On the Record Date of April 11, 2012, the closing price of our common stock as reported on the New York Stock Exchange was $8.61 per share.

Administration. Our board of directors has delegated its authority to administer the Plan to our compensation committee. Subject to the terms of the Plan, our board of directors or an authorized committee, referred to as the plan administrator, determines recipients, dates of grant, the numbers and types of stock awards to be granted, and the terms and conditions of the stock awards, including the period of their exercisability and vesting.

Stock Options. Incentive and nonstatutory stock options may be granted under the Plan. The plan administrator determines the exercise price for a stock option provided that the exercise price cannot be less than 100% of the fair market value of our common stock on the date of grant. Options granted under the Plan vest at the rate specified by the plan administrator. The plan administrator determines the term of stock options granted under the Plan, up to a maximum of ten years. Unless the terms of an optionee’s stock option agreement provide otherwise, if an optionee’s relationship with us, or any of our affiliates, ceases for any reason other than disability or death, the optionee may exercise any vested options for a period of three months following the cessation of service. If an optionee’s service relationship with us, or any of our affiliates, ceases due to disability or death (or an optionee dies within a certain period following cessation of service), the optionee or a beneficiary may exercise any vested options for a period of one year in the event of disability or death. Generally, an optionee may not transfer a stock option other than by will or the laws of descent and distribution.

Restricted Stock Awards. Restricted stock awards may be granted in consideration for (a) cash or check, (b) past or future services rendered to us or our affiliates or (c) any other form of legal consideration. Shares of common stock acquired under a restricted stock award may, but need not, be subject to a share repurchase option in our favor in accordance with a vesting schedule to be determined by the plan administrator. Rights to acquire shares under a restricted stock award may be transferred only upon such terms and conditions as set by the plan administrator.

Restricted Stock Unit Awards. Restricted stock unit awards may be granted in consideration for any form of legal consideration. A restricted stock unit award may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the plan administrator, or in any other form of consideration set forth in the restricted stock unit award agreement. Except as otherwise provided in the applicable award agreement, restricted stock units that have not vested will be forfeited upon the participant’s cessation of continuous service for any reason.

Stock Appreciation Rights. The plan administrator determines the strike price for a stock appreciation right, which cannot be less than 100% of the fair market value of our common stock on the date of grant. Upon the exercise of a stock appreciation right, we will pay the participant an amount equal to the product of (a) the excess of the per share fair market value of our common stock on the date of exercise over the strike price, multiplied by (b) the number of shares of common stock with respect to which the stock appreciation right is exercised. A stock appreciation right granted under the Plan vests at the rate specified by the plan administrator. The plan administrator determines the term of stock appreciation rights granted under the Plan, up to a maximum of ten years. If a participant’s service relationship with us, or any of our affiliates, ceases, then the participant, or the participant’s beneficiary, may exercise any vested stock appreciation right for the period set forth in the award agreement.

Performance Awards. The Plan permits the grant of performance awards (in the form of restricted stock, restricted stock units or other awards) that may qualify as performance-based compensation that is not subject to the limitation on the income tax deductibility of compensation paid per covered employee imposed by Section 162(m) of the Code. Our Compensation Committee can structure one or more such awards so that stock will be issued or amounts paid pursuant to such award only upon the achievement of certain pre-established performance goals during a designated performance period.

Changes to Capital Structure. In the event of certain capitalization adjustments (such as a stock split or stock dividend), our board of directors will appropriately adjust (a) the number of shares reserved under the Plan, (b) the limit on the number of shares that may be issued as stock awards to any one person in a given calendar year for purposes of Section 162(m) of the Code and (c) the number of shares and exercise price or strike price, if applicable, of all outstanding awards.

Change in Control. Subject to the authority granted to the board of directors to accelerate the vesting of an award, upon a Change of Control, the Plan and each outstanding award shall terminate, subject to any provision that has been made by the Corporation through a plan of reorganization or otherwise for the substitution, assumption, settlement, or other continuation of the Awards. If Awards are to terminate (with no substitution, assumption, settlement, or other continuation) in such circumstances, each Participant shall have the right, by giving notice at least ten days before the effective date of the Change in Control, to exercise on or before such effective date, in whole or in part, any unexpired Award issued to the Participant, to the extent that the Award is vested and exercisable as of such effective date.

Plan Amendments. Our board of directors has the authority to amend or terminate the Plan. However, no amendment or termination of the Plan will adversely affect any rights under stock awards already granted to a participant unless agreed to by the affected participant. We will obtain stockholder approval of amendments to the Plan as required by applicable law or the NYSE listing requirements.

U.S. Federal Income Tax Information

The information set forth below is only a summary and does not purport to be complete. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult his or her tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of a stock award or the disposition of stock acquired under an award. The Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974. Our ability to realize the benefit of any tax deductions described below depends on our generation of taxable income and the recognition of the deductions are subject to the requirement that the amounts constitute an ordinary and necessary business expense for us and are reasonable in amount, the limitation on the deduction of executive compensation under Section 162(m) of the Code and the timely satisfaction of our tax reporting obligations.

Incentive Stock Options. Incentive stock options under the Plan are intended to be eligible for the favorable federal income tax treatment accorded “incentive stock options” under Section 422 of the Code. There generally are no federal income tax consequences to the participant or our company by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the participant’s alternative minimum tax liability, if any. If a participant holds stock acquired through exercise of an incentive stock option for more than two years from the date on which the option is granted and more than one year from the date on which the shares are transferred to the participant upon exercise of the option, any gain or loss on a disposition of such stock will be a long-term capital gain or loss. Generally, if the participant disposes of the stock before the expiration of either of these holding periods (a “disqualifying disposition”), then at the time of disposition the participant will realize taxable ordinary income equal to the lesser of (i) the excess of the stock’s fair market value on the date of exercise over the exercise price, or (ii) the participant’s actual gain, if any, on the purchase and sale. The participant’s additional gain or any loss upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the stock was held for more than one year. To the extent the participant recognizes ordinary income by reason of a disqualifying disposition, our company will generally be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

Nonstatutory Stock Options, Restricted Stock Awards, Restricted Stock Unit Awards and Stock Appreciation Rights. Nonstatutory stock options, restricted stock awards and restricted stock unit awards granted under the Plan generally have the following federal income tax consequences: There are no tax consequences to the participant or our company by reason of the grant. Upon acquisition of the stock, the participant normally will recognize taxable ordinary income equal to the excess, if any, of the stock’s fair market value on the acquisition date over the purchase price or strike price. However, to the extent the stock is subject to certain types of vesting restrictions, the taxable event will be delayed until the vesting restrictions lapse unless the participant elects to be taxed on receipt of the stock. With respect to employees, we are generally required to withhold an amount based on the ordinary income recognized. Subject to certain requirements, including the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we may be entitled to a business expense deduction equal to the taxable ordinary income recognized by the participant. Upon disposition of the stock, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year.

New Plan Benefits

We cannot currently determine the benefits or number of shares subject to stock awards that may be granted in the future to executive officers, directors and employees under the Plan because awards under the Plan are determined by the plan administrator in its discretion. Information regarding individual equity grants to each of our named executive officers during fiscal 2012 is set forth under “Executive Compensation—Grants of Plan-Based Awards” above. None of our non-employee directors received any equity grants during fiscal 2012. During the fiscal year ended January 31, 2012, in the aggregate, we granted restricted stock units with respect to 1,431,475 shares of common stock and options to purchase 7,903,325 shares of common stock. Additional information regarding our outstanding awards and available shares as of January 31, 2012 is set forth under “Equity Compensation Plan Information” above.

AVAILABILITY OF ANNUAL REPORT

Our 2012 Annual Report, including our Annual Report on Form 10-K for the fiscal year ended January 31, 2012 (which is not a part of our proxy soliciting materials), is being made available with this proxy statement.

Copies of our Annual Report on Form 10-K for the fiscal year ended January 31, 2012 as filed with the SEC, exclusive of exhibits, may be obtained for free by directing written requests to Pandora Media, Inc., 2101 Webster Street, Suite 1650, Oakland, California 94612, Attention: Investor Relations or by calling (510) 842-6960. You may also obtain our Annual Report on Form 10-K on the SEC’s website (https://www.sec.gov) or our 2012 Annual Report, including our Annual Report on Form 10-K on our Investor Relations website (http://investor.pandora.com) in the “Annual Report and Proxy” section.

OTHER MATTERS

As of the date of this proxy statement, we are not aware of any matters that are expected to come before the 2012 annual meeting other than those referenced in this proxy statement. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holders.

STOCKHOLDER PROPOSALS FOR THE 2013 ANNUAL MEETING

Proposals of stockholders that are intended to be included in our proxy statement for our 2013 annual meeting must be received by our Corporate Secretary no later than December 26, 2012 in order that they may be included in the proxy statement and form of proxy relating to that meeting.

Stockholders intending to present a proposal at the 2013 annual meeting, but not to include the proposal in our proxy statement, must comply with the requirements set forth in our bylaws. The bylaws require, among other things, that a stockholder must submit a written notice of intent to present such a proposal to our Corporate Secretary at our principal executive offices not less than 90 days and no more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders (as long as the date of the annual meeting is not advanced more than 30 days or delayed more than 70 days after the anniversary date). Therefore, our Corporate Secretary must receive notice of such proposal for the 2013 annual meeting no later than the close of business on March 8, 2013 and not earlier than the close of business on February 6, 2013. If the notice is received after March 8, 2013 or before February 6, 2013 it will be considered untimely and we will not be required to present it at the 2013 annual meeting.

BY ORDER OF THE BOARD OF DIRECTORS
/s/ Delida Costin
Delida Costin
Executive Vice President, General Counsel and Secretary

April 25, 2012

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report with 10-K Wrap are available at http://investor.pandora.com

M46175-P24326

PANDORA MEDIA, INC.

Annual Meeting of Stockholders

June 6, 2012 2:05 PM

This proxy is solicited by the Board of Directors

The undersigned hereby constitutes and appoints Joseph Kennedy, Steven Cakebread and Delida Costin and, each of them, as proxies, each with the power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of PANDORA MEDIA, INC., registered in the name of the undersigned, as of April 11, 2012, at the Annual Meeting of Stockholders of PANDORA MEDIA, INC. to be held June 6, 2012 at 2:05 PM PDT at the Waterfront Hotel, 10 Washington St., Oakland, CA 94607, and any and all adjournments or postponements of that meeting. Receipt of the Notice of 2012 Annual Meeting and Proxy Statement is hereby acknowledged.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. (i.e. FOR the election of the two director nominees (Proposal 1), FOR Proposals 2, 3 and 5, and 3 YEARS for Proposal 4). In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Continued and to be signed on reverse side

PANDORA MEDIA, INC. 2101 WEBSTER STREET SUITE 1650 OAKLAND, CA 94612

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M46174-P24326                         KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PANDORA MEDIA, INC. The Board of Directors recommends you vote FOR the following:			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1.	Election of Class | Directors		☐	☐	☐
Nominees:
01) Robert Kavner
02) David Sze

The Board of Directors recommends you vote FOR the following proposals:								For	Against	Abstain
2.	To ratify the appointment of Ernst & Young LLP, as our independent registered public accounting firm for the fiscal year ending January 31, 2013.							☐	☐	☐
3.	To approve, on an advisory basis, the compensation of our named executive officers.							☐	☐	☐
							1 Year	2 Years	3 Years	Abstain
The Board of Directors recommends you vote 3 years on the following proposal:
4.	The advisory vote on the frequency of a stockholder vote on the compensation of our named executive officers.						☐	☐	☐	☐
The Board of Directors recommends you vote FOR the following proposal:								For	Against	Abstain
5.	To approve the Internal Revenue Code Section 162(m) performance criteria and award limits of our 2011 Equity Incentive Plan.							☐	☐	☐
NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date